UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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FLEETCOR TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

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2019 PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
The Annual Meeting of Stockholders of FLEETCOR Technologies, Inc. will be held at
5445 Triangle Parkway, Peachtree Corners, GA 30092
on June 12, 2019 at 10:00 a.m.

The above graph assumes $100 invested on December 15, 2010, at the closing price of our common stock on that day ($27.25), and compares (a) the percentage change of our cumulative total stockholder return on the common stock (as measured by dividing (i) the difference between our share price at the end and the beginning of the period presented by (ii) the share price at the beginning of the periods presented) with (b) (i) the Dow Jones Industrial average, (ii) the S&P 500® Data Processing & Outsourced Services index and (iii) the S&P 500®. The above graph also provides FLEETCOR's adjusted net income per diluted share in this same time-frame.

5445 Triangle Parkway
Peachtree Corners, Georgia 30092
April 29, 2019
Dear Shareholder:
The board of directors and officers of FLEETCOR Technologies, Inc. join me in extending to you a cordial invitation to attend our 2019 Annual Meeting of Shareholders. The meeting will be held on Wednesday, June 12, 2019, at 10:00 a.m. Eastern Daylight Time, at our offices at 5445 Triangle Parkway, Peachtree Corners, GA 30092. At the annual meeting, shareholders will be asked to vote on several proposals set forth in the Notice of 2019 Annual Meeting of Shareholders and the proxy statement following this letter.
Whether or not you plan to attend the annual meeting, it is important that your shares are represented and voted regardless of the size of your holdings. We urge you to vote promptly and submit your proxy via the internet, by telephone or by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have submitted your proxy previously.
If you have any questions concerning the annual meeting and you are the shareholder of record of your shares, please contact our Investor Relations department at Jim.Eglseder@FLEETCOR.com or (770) 417-4697. If your shares are held by a broker or other nominee (that is, in “street name”), please contact your broker or other nominee for questions concerning the annual meeting.
We look forward to seeing you on June 12, and on behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of FLEETCOR. I look forward to greeting as many of our stockholders as possible.

Sincerely,

Ronald F. Clarke
Chief Executive Officer

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

June 12, 2019 10:00 a.m. Eastern Daylight Time	5445 Triangle Parkway Peachtree Corners, Georgia 30092
Items of Business

1.	To elect the three class III directors nominated by our board of directors as described in the proxy statement.
2.	To ratify the reappointment of Ernst & Young LLP as the Company’s independent public accounting firm for the year ending December 31, 2019.
3.	To approve, on an advisory basis, the compensation of the Company's named executive officers.
4.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to declassify our Board of Directors to provide for election of all directors annually.
5.
To vote on a stockholder proposal, if properly presented at the Annual Meeting, for the compensation committee of the Board of Directors to adopt a clawback policy to provide that the compensation committee will review, and determine whether to seek recoupment of, incentive compensation paid, granted or awarded to a senior executive.

6.
To vote on a stockholder proposal, if properly presented at the Annual Meeting, for the compensation committee of the Board of Directors to adopt a policy that financial performance metrics shall be adjusted, to the extent practicable, to exclude the impact of share repurchases when determining the amount or vesting of any senior executive incentive compensation grant or award.

The shareholders may also transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof.
Record Date
Close of business on April 15, 2019.
On April 29, 2019, we mailed a notice of electronic availability of proxy materials to our shareholders. Only shareholders of record at the close of business on April 15, 2019 are entitled to receive notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. If you do not attend the annual meeting, you may vote your shares via the internet or by telephone, as instructed in the Notice of Electronic Availability of Proxy Materials, or if you received your proxy materials by mail, you may also vote by mail.

YOUR VOTE IS IMPORTANT
Submitting your proxy does not affect your right to vote in person if you attend the annual meeting. Therefore, we urge you to submit your proxy as soon as possible, regardless of whether or not you expect to attend the annual meeting. You may revoke your proxy at any time before its exercise by (i) delivering written notice of revocation to our Corporate Secretary, Eric R Dey, at 5445 Triangle Parkway, Suite 400, Peachtree Corners, Georgia 30092, (ii) submitting to us a duly executed proxy card bearing a later date, (iii) voting via the internet or by telephone at a later date, or (iv) appearing at the annual meeting and voting in person; provided, however, that no such revocation shall be effective until written notice of revocation or a later dated proxy card is received by the Corporate Secretary at or before the annual meeting.
When you submit your proxy, you authorize Ronald F. Clarke and Eric R. Dey, or either one of them, each with full power of substitution, to vote your shares at the annual meeting in accordance with your instructions or, if no instructions are given, for the election of the director nominees; to ratify the reappointment of Ernst & Young LLP as the Company’s independent public accounting firm for the year ending December 31, 2019; for the approval, on an advisory basis, of the compensation of the Company’s named executive officers; to amend the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to declassify our Board of Directors to provide for election of all directors annually; against the stockholder proposal for the compensation committee of the Board of Directors to adopt a clawback policy to provide that the compensation committee will review, and determine whether to seek recoupment of, incentive compensation paid, granted or awarded to a senior executive; and against a stockholder proposal for the compensation committee of the Board of Directors to adopt a policy that financial performance metrics shall be adjusted, to the extent practicable, to exclude the impact of share repurchases when determining the amount or vesting of any senior executive incentive compensation grant or award.

The proxies, in their discretion, are further authorized to vote on any adjournments or postponements of the annual meeting, for the election of one or more persons to the board of directors if any of the nominees becomes unable to serve or for good cause will not serve, on matters which the board does not know a reasonable time before making the proxy solicitations will be presented at the annual meeting, or any other matters which may properly come before the annual meeting and any postponements or adjournments thereto.

Sincerely,
FLEETCOR Board of Directors

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 12, 2019. Our Proxy Statement and Annual Report to Stockholders are available at investor.fleetcor.com.

TABLE OF CONTENTS

PROXY STATEMENT SUMMARY	1

PROPOSALS	3

ELECTION OF DIRECTORS	7

EVALUATION AND EVOLUTION OF OUR BOARD	10

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND MANAGEMENT	17

EXECUTIVE OVERVIEW OF 2018 FINANCIAL PERFORMANCE	19

COMPENSATION DISCUSSION AND ANALYSIS	25

NAMED EXECUTIVE OFFICER COMPENSATION	41

SUMMARY COMPENSATION TABLE FOR 2018	41

GRANTS OF PLAN-BASED AWARDS FOR 2018	42

OPTION EXERCISES AND STOCK VESTED	43

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018	43

EMPLOYMENT AGREEMENTS, SEVERANCE AND CHANGE OF CONTROL BENEFITS	44

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT	45

EQUITY COMPENSATION PLAN INFORMATION	47

COMPENSATION COMMITTEE REPORT	47

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	47

PAY RATIO DISCLOSURE	47

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	48

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	48

AUDIT COMMITTEE REPORT	49

AUDIT MATTERS	50

SOLICITATION OF PROXIES	51

VOTING PROCEDURES	52

HOUSEHOLDING OF PROXY MATERIALS	53

APPENDIX A—PROPOSED AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	A-1

APPENDIX B—MANAGEMENT’S USE OF NON-GAAP FINANCIAL MEASURES AND RECONCILIATION OF IMPACT OF ADOPTION OF ASC 606 TO THE CONSOLIDATAED STATEMENT OF INCOME	B-1

PROXY STATEMENT SUMMARY

FLEETCOR TECHNOLOGIES, INC.
5445 Triangle Parkway
Peachtree Corners, Georgia 30092
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD June 12, 2019
This Proxy Statement will first be mailed to Stockholders on or about April 29, 2019. It is furnished in connection with the solicitation of proxies by the Board of Directors of FLEETCOR Technologies, Inc. (“FLEETCOR” or the “Company”), to be voted at the Annual Meeting of Stockholders for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held at 10:00 a.m. Eastern Daylight Time on June 12, 2019 at our corporate offices at 5445 Triangle Parkway, Peachtree Corners, Georgia 30092.
Stockholders of record at the close of business on April 15, 2019 will be entitled to vote at the meeting on the basis of one vote for each share held. No cumulative voting rights are authorized. On April 15, 2019, there were 86,193,402 shares of common stock outstanding and 135,279 unvested restricted share awards outstanding that are entitled to vote.
This summary highlights information contained elsewhere in this proxy statement, but does not contain all of the information you should consider before voting your shares. For complete information regarding the 2019 Annual Meeting of Shareholders, which we refer to as the “annual meeting,” the proposals to be voted on at the annual meeting, and our performance during the year ended December 31, 2018, please review the entire proxy statement and our 2018 Annual Report on Form 10-K. In this proxy statement, the “Company,” “we,” “our” and “us” refer to FLEETCOR Technologies, Inc. and its consolidated subsidiaries, unless the context requires otherwise.
Information About Our 2019 Annual Meeting

Date and Time:	Wednesday, June 12, 2019, at 10:00 a.m. Eastern Daylight Time

Place:	Our offices at 5445 Triangle Parkway, Peachtree Corners, Georgia 30092

Record Date:	April 15, 2019

Voting:
Holders of our common stock as of the close of business on the record date may vote at the annual meeting. Each shareholder is entitled to one vote per share for each director nominee and one vote per share for each of the other proposals described below.

Proposals and Voting Recommendations

Proposal		Board Vote Recommendation	Page Number

1 —	To elect the three class III directors nominated by our board of directors as described in the proxy statement.	FOR each nominee	3

2 —	To ratify the reappointment of Ernst & Young LLP as the Company’s independent public accounting firm for the year ending December 31, 2019.	FOR	3

3 —	To approve, on an advisory basis, the compensation of the Company's named executive officers.	FOR	3

4 —	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to declassify our Board of Directors to provide for election of all directors annually.	FOR	3

5 —	To vote on a stockholder proposal, if properly presented at the Annual Meeting, for the compensation committee of the Board of Directors to adopt a clawback policy to provide that the compensation committee will review, and determine whether to seek recoupment of, incentive compensation paid, granted or awarded to a senior executive.	AGAINST	4

6 —	To vote on a stockholder proposal, if properly presented at the Annual Meeting, for the compensation committee of the Board of Directors to adopt a policy that financial performance metrics shall be adjusted, to the extent practicable, to exclude the impact of share repurchases when determining the amount or vesting of any senior executive incentive compensation grant or award.	AGAINST	6
Business and Strategy
We are a leading global business payments company. We simplify the way businesses manage and pay their expenses.  Our portfolio of brands help companies simplify, automate, secure, digitize and control payments to, or on behalf of, their employees and suppliers. We serve businesses, merchants and partners in North America, Latin America, Europe and Australasia.
We offer a full menu of solutions, which can help businesses control their employee related expenses, and bill payments (AP), which can often be 50% or more of a business’s expense structure. We operate specialized networks in fuel, corporate payments, tolls, lodging and gift, that in each category offer control and reporting benefits to the customer. These solutions are successful in part because we have built large merchant acceptance networks and a large customer bases in each category, thus helping drive both supply and demand within the network.
The key tenets of our strategy include the following:

•	Grow our fuel business by expanding our customer base, and capturing incremental spend from current customers with select, tailored purchase offerings designed to balance flexibility and control;

•
Continue to expand Corporate Payments by increasing penetration in each of our current offerings, and selling our domestic, and international payments capabilities with our full AP solution in order to provide a complete, modern technology driven solution for all of customer’s payment needs;

•	Leverage our existing large customer base in Brazil by providing them seamless purchasing of additional products with their RFID windshield tag, and attract urban users into the network;

•	Grow our lodging business with continued penetration by expanding both distribution and new product; and

•	Pursue domestic and international acquisitions and partnerships with companies that have high growth potential, scale, sustainable distribution platforms and/or key technological capabilities.

We seek to leverage the adoption of, and transition to, card, electronic and digital-based payments by businesses, by expanding share in our existing markets, as well as improving our offerings and scale. We also seek to acquire businesses that will add new products, enhance our scale, and to enter new markets and geographies.
Our board and its committees provide support and oversight to management in the operation of our business and strategy, as further described in this proxy statement.

PROPOSALS
PROPOSAL 1. ELECTION OF DIRECTORS
The Board of Directors, based on the recommendations of our compensation, nominating and corporate governance committee, has nominated the following individuals for election as Class III directors of the Company, to serve a three-year term, if elected:

•	Ronald F. Clarke

•	Joseph W. Farrelly

•	Richard Macchia
Each nominee is presently a director of the Company and has consented to serve a new three-year term, if elected.
Our Board of Directors recommends that you vote "FOR" each of these nominees.
PROPOSAL 2. RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019
The audit committee of the Board has selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2019. Stockholder ratification of the appointment is not required under the laws of the State of Delaware, but the audit committee has decided to request that the stockholders ratify the appointment. A representative of Ernst & Young LLP will be present at the meeting to answer appropriate questions from stockholders and will have the opportunity to make a statement on behalf of the firm, if desired.
If this proposal is not approved by our stockholders at the Annual Meeting, the audit committee will reconsider its selection of Ernst & Young LLP. Even if the selection is ratified, the audit committee may, in its discretion, select a different registered public accounting firm at any point during the year if it determines that making a change would be in the best interests of FLEETCOR and our stockholders.
Our Board of Directors recommends that you vote "FOR" the ratification of Ernst & Young LLP as our independent registered public accounting firm.

PROPOSAL 3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders have the opportunity to vote, on an advisory basis, on the compensation of our named executive officers. This is often referred to as say on pay, and provides you, as a stockholder, with the ability to cast a vote with respect to our executive compensation programs and policies and the compensation paid to the named executive officers for 2018 as disclosed in this Proxy Statement. The following resolution is submitted:
RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement is hereby APPROVED.
Although the advisory vote on executive compensation is non-binding, the compensation, nominating and corporate governance committee will review the voting results. The committee will consider the constructive feedback obtained through this process in making decisions about future compensation arrangements for our named executive officers.
As required by the Dodd-Frank Act, this vote does not overrule any decisions by the board of directors, will not create or imply any change to or any additional fiduciary duties of the board of directors and will not restrict or limit the ability of stockholders generally to make proposals for inclusion in proxy materials related to executive compensation.

Our Board of Directors recommends that you vote “FOR” the approval of executive compensation.
PROPOSAL 4. AMENDING THE COMPANY'S CHARTER TO DECLASSIFY THE BOARD

At the Company's June 6, 2018 Annual Meeting, the stockholders approved a stockholder proposal to declassify the Company’s Board of Directors into one class, with all directors elected annually. In response to the stockholder vote on this matter, the Board of Directors has approved, and is asking our stockholders to approve, an amendment (the “Charter Amendment”) to our Amended and Restated Certificate of Incorporation (the “Charter”) to phase out the classified structure of our Board of Directors. If you approve the Charter Amendment, all directors elected by the stockholders at and after the 2020 annual meeting of stockholders will be elected for one-year terms.
The Charter currently divides the Board into three classes, with directors of each class being elected to serve three-year terms. This creates the staggered, or “classified,” board structure that we have used since becoming an independent, publicly traded company in 2010. Under this structure, only one class of directors, constituting approximately one-third of the Board, is considered for election each year. We are therefore asking you to approve the Charter Amendment to phase out the classified structure of our Board and to establish annual elections for all of our directors.
The Board has unanimously adopted the amendment, subject to stockholder approval at the annual meeting. If approved by the stockholders at this annual meeting, the Charter Amendment will become effective upon the filing of a Certificate of Amendment to our Charter with the Secretary of State of Delaware, which we will do promptly after the annual meeting. The Charter Amendment is set forth in its entirety in Appendix A to this proxy statement.
The proposed amendment would modify Article SIXTH of the Certificate to phase out our Board’s classified structure. If the amendment is adopted, at the annual meeting of stockholders held in 2020, the directors whose terms expire in 2020 shall stand for election to hold office for a term expiring at the annual meeting of stockholders held in 2021; at the annual meeting of stockholders held in 2021, the directors whose terms expire in 2021 shall stand for election to hold office for a term expiring at the annual meeting of stockholders held in 2022; and at the annual meeting of stockholders held in 2022 and at each annual meeting of stockholders thereafter, each director shall be elected for a term expiring at the next succeeding annual meeting of stockholders and until such director’s successor shall have been elected.
Consistent with Delaware law for corporations having classified boards, the Certificate currently provides that directors may be removed from office only for cause and only by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of our capital stock entitled to vote thereon, voting together as a single class. The amendment provides that, except for directors who were elected prior to our 2020 annual meeting, and any director appointed by the Board to replace any such director, directors may be removed with or without cause by the required stockholder vote. Directors who were elected prior to our 2020 annual meeting, and any director appointed by the Board to replace any such director, would continue to be removable only for cause.
If our stockholders do not approve this proposal, our directors will continue to be elected in three classes with staggered three-year terms and provisions of our Certificate relating to the removal of directors will not be amended.
The general description of the proposed Charter Amendment described above is qualified in its entirety by reference to the full text of the proposed amended Article SIXTH attached to this proxy statement as Appendix A.

Our Board of Directors recommends that you vote “FOR” for this proposal.

PROPOSAL 5. STOCKHOLDER PROPOSAL CLAWBACK POLICY

We have received notice of the intention of the Board of Trustees of the International Brotherhood of Electrical Workers Pension Benefit Fund and Connecticut Retirement Plans and Trust Funds to present the following proposal at the Annual Meeting. The text of the stockholder proposal and supporting statements appear exactly as received, other than minor formatting changes and attribution, which is bracketed. All statements contained in a stockholder proposal and supporting statement are the sole responsibility of the proponent of that stockholder proposal. We will provide the proponent’s address and number of shares the proponent beneficially owns upon oral or written request made to the Secretary of the Company.

The following is the text of the Stockholder Proposal of the Board of Trustees of the International Brotherhood of Electrical Workers Pension Benefit Fund and Connecticut Retirement Plans and Trust Funds:

RESOLVED, that shareholders of FleetCor Technologies, Inc. urge the Compensation Committee of the Board of Directors (the "Committee") to adopt a clawback policy to provide that the Committee will review, and determine whether to seek recoupment of, incentive compensation paid, granted or awarded to a senior executive if, in the Committee's judgement, (i) there has been misconduct resulting in a material violation of law of the Company's policy that causes significant financial or reputational harm to the Company, and (ii) the senior executive committed the misconduct or failed in his or her responsibility to manage or monitor conduct or risks; and disclose the circumstances of any recoupment if (i) required by law or regulation or (i) the Committee determines that disclosure is in the best interests of the Company and its shareholders.

"Recoupment" is (a) recovery of compensation already paid and (b) forfeiture, recapture, reduction or cancellation of amounts awarded or granted over which the Company retains control. These amendments should operate prospectively and be implemented so as not to violate any contract, compensation plan, law or regulation.

SUPPORTING STATEMENT [of the Board of Trustees of the International Brotherhood of Electrical Workers Pension Benefit Fund and Connecticut Retirement Plans and Trust Funds]

The Company does not have a clawback policy in cases of misconduct or a financial restatement. We believe it would enhance accountability to establish a clawback policy that applies in both situations.

Such a policy would also be strengthened by extending the policy to hold accountable a senior executive who did not commit misconduct but who failed in his or her management or monitoring responsibility. We also believe the Company should publicly disclose whether it recouped pay so investors know whether the policy is being enforced. We are sensitive to privacy concerns and urge that the revised policy provide for disclosure that does not violate privacy expectations (subject to laws requiring fuller disclosure).

Finally, our proposal does not mandate a clawback; rather, it gives the Committee discretion to decide whether recoupment is appropriate in particular circumstances.

We [the Board of Trustees of the International Brotherhood of Electrical Workers Pension Benefit Fund and Connecticut Retirement Plans and Trust Funds] urge shareholders to vote FOR this proposal.

FLEETCOR’s Statement in Opposition to the Proposal

Our Board Recommends You Vote "AGAINST" This Proposal.

The Board has considered the proposal for the compensation committee of the Board of Directors to adopt a clawback policy to provide that the compensation committee will review, and determine whether to seek recoupment of, incentive compensation paid, granted or awarded to a senior executive. After consideration, the Board has determined that this proposal is not in the best interests of the Company or its stockholders and recommends that the stockholders vote against this proposal.

The proposal would permit the Board to recover compensation from any executive deemed to have “failed in his or her responsibility to manage or monitor conduct and risks.” This undefined subjective standard is vague and overly broad and contemplates recoupment for conduct involving no violation of law and does not take into account any degree of personal culpability.

We maintain a strong pay-for-performance compensation model for our executives. Compensation is reviewed by our compensation committee annually and short term and long term incentives are awarded (and payouts determined) based on actual performance by each executive officer. Accordingly, our Board and compensation committee do not believe that compensation paid in prior years should be recoverable absent misconduct. Instead, we believe that poor business performance, failures to manage risk and similar matters should be addressed through the tools already at our disposal - namely, reductions in future incentive compensation, reductions in responsibility, and/or termination of employment. The proposed policy could actually discourage ethical business leaders from taking appropriate and necessary risks in our current competitive environment for fear of losing compensation without any individual misconduct. This result could undermine our strategy and the pay-for-performance model our compensation policies are designed to encourage. Further, such an imprecise, subjective standard could undermine our ability to recruit and retain executive talent, as few of our peer companies have a clawback policy with features like those set forth in the proposal.

In addition, existing law requires recoupment in certain circumstances, as well as certain related disclosures. The Sarbanes-Oxley Act of 2002 requires recoupment of some executives’ awards if a misstatement resulted from misconduct. SEC rules also required us to disclose in our proxy statement when compensation has been recouped, and the amount recouped, from our named executive officers. Where necessary to an understanding of our compensation policies and compensation decisions regarding the named executive officers, we must disclose in our proxy statement the reasons for the recoupment and how we determined the amount to be recovered. Mandating public disclosure of all recoupment actions, beyond what is currently required by law, could be harmful to both the Company and its executives. Decisions to disclose information are more properly made on a case-to-case basis, balancing investors’ interest in information with applicable legal requirements, privacy concerns and other commercial considerations.

The Board believes this proposal is unnecessary because the tools available to the Company to address executive performance and conduct and existing SEC disclosure rules, effectively address the concerns raised by the proponent. Furthermore, the recoupment of compensation is not market competitive and the Board believes that should it pass, it will hurt the Company's ability to attract, retain and motivate employees.

For these reasons, the Board of Directors does not believe it is in the best interests of stockholders for our Company’s compensation committee to adopt the proponent’s requested clawback policy, and accordingly the Board of Directors opposes this proposal and recommends a vote against the proposal. Although we believe that existing legal requirements are a sufficient deterrent to financial misconduct and that the stockholder proposal would not benefit stockholders, we are in communication with our largest stockholders to address their governance priorities, including their views regarding clawback policies.

Based on the foregoing, our Board of Directors recommends you vote "AGAINST" the stockholder proposal regarding a clawback policy, if properly presented at the meeting.

PROPOSAL 6. STOCKHOLDER PROPOSAL REGARDING EXCLUDING THE IMPACT OF SHARE REPURCHASES WHEN DETERMINING INCENTIVE GRANTS AND AWARDS

We have received notice of the intention of the Comptroller of the State of New York to present the following proposal at the Annual Meeting. The text of the stockholder proposal and supporting statements appear exactly as received, other than minor formatting changes and attribution, which is bracketed. All statements contained in a stockholder proposal and supporting statement are the sole responsibility of the proponent of that stockholder proposal. We will provide the proponent’s address and number of shares the proponent beneficially owns upon oral or written request made to the Secretary of the Company.

The following is the text of the Stockholder Proposal of the Comptroller of the State of New York:

Resolved: Shareholders of FleetCor Technologies, Inc. (the "Company") urge the Compensation Committee of the Board of Directors to adopt a policy that financial performance metrics shall be adjusted, to the extent practicable, to exclude the impact of share repurchases when determining the amount or vesting of any senior executive incentive compensation grant or award. The policy should be implemented in a way that does not violate existing contractual obligations or the terms of any plan.

Supporting Statement [of the Comptroller of the State of New York]

Stock buybacks affect many of the financial ratios used as performance metrics for incentive pay of senior executives, such as earnings per share, return on assets, and return on equity. While stock buybacks may also boost stock prices in the short term, we are concerned that they can deprive companies of capital necessary for creating long-term growth.

The Company uses earnings per share as a metric for its short-term bonus plans, a financial ratio that is impacted by share repurchases.

In our view, senior executives are responsible for improving our Company's operational performance, whereas the Board of Directors is responsible for determining when stock buybacks are appropriate. For this reason, we believe that senior executives should not receive larger pay packages simply because the number of shares outstanding is reduced. Executive pay should be aligned with operational results. not financial engineering. We note, too, that shareholders voted against the advisory vote on executive compensation in 2018. FleetCor Technologies received the lowest vote support among S&P500 companies for the 2018 say-on-pay vote.

For these reasons, we [the Comptroller of the State of New York] urge you to vote FOR this proposal.

FLEETCOR’s Statement in Opposition to the Proposal

Our Board Recommends You Vote "AGAINST" This Proposal.

The Board has considered the proposal for the compensation committee of the Board of Directors to adopt a policy that financial performance metrics shall be adjusted, to the extent practicable, to exclude the impact of share repurchases when determining the amount or vesting of any senior executive incentive compensation grant or award. After consideration, the Board has determined that this proposal is not in the best interests of the Company or its stockholders and recommends that the stockholders vote against this proposal.

As discussed in “Compensation Discussion and Analysis”, the Company believes it is important for its executive compensation program to be aligned with the long-term interest of its stockholders. The compensation committee uses a combination of company-wide, business unit and individual performance goals and objectives for our executives.

Our fully-independent compensation committee established the programs and is best positioned to ensure that executive officers’ incentives are aligned with stockholders’ interests by having the flexibility to include share repurchases in calculating earnings per share so that stockholder and executive interests are aligned. The proposal seeks to limit this flexibility of the compensation committee. The Company believes that its executive compensation program includes an appropriate mix of performance goals and objectives that reflect the Company’s long-term strategy. The implementation of the policy requested by this proposal would unduly restrict the compensation committee and is not in the best interest of stockholders.

For these reasons, the Board of Directors does not believe it is in the best interests of stockholders for our Company’s compensation committee to adopt the proponent’s requested incentive compensation policy, and accordingly the Board of Directors opposes this proposal and recommends a vote against the proposal.

Based on the foregoing, our Board of Directors recommends you vote "AGAINST" the stockholder proposal regarding excluding the impact of share repurchases when determining incentive grants and awards, if properly presented at the meeting.
OTHER BUSINESS
We know of no other business to be considered at the meeting and the deadline for stockholders to submit proposals or nominations has passed. However, if other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and you have properly submitted your proxy, then Ronald F. Clarke or Eric R. Dey will vote your shares on those matters according to their best judgment.

ELECTION OF DIRECTORS
Currently, our Board of Directors is currently divided into three classes, with each class serving for a staggered three-year term. If Proposal 4 is approved at the Annual Meeting, then all directors will be elected annually beginning at the 2022 annual meeting of stockholders. The Board of Directors currently consists of three class I directors, three class II directors and three class III directors. Our directors are divided among the three classes as follows:

•	the class I directors are Messrs. Buckman, Hagerty and Stull;

•	the class II directors are Messrs. Johnson and Sloan and Ms. Moddelmog; and

•	the class III directors are Messrs. Clarke, Farrelly and Macchia.
At each annual meeting of stockholders, a class of directors currently elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the class I directors, class II directors and class III directors identified above will expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 2020, 2021, and 2019, respectively.

Three class III directors - Messrs. Clarke, Farrelly and Macchia - have been nominated for election at the Annual Meeting to hold office until the annual meeting of stockholders in 2022, and until their respective successors are elected and qualified. The accompanying proxy will be voted in favor of the three nominees named below to serve as directors unless the stockholder indicates to the contrary on the proxy. All the nominees are current directors. If Proposal 4 is approved by stockholders at the Annual Meeting, all directors will be elected every year beginning at the annual meeting in 2022.
The Board of Directors expects that each of the nominees will be available to serve, but if any of them is unable to serve at the time the election occurs, the Board of Directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee designated by the Board of Directors.

NOMINEES

Ronald F. Clarke, 63 Class III Director since 2000 Term expires 2019
Mr. Clarke has been our chief executive officer since August 2000 and was appointed chairman of our Board of Directors in March 2003. Mr. Clarke provides leadership for our Board of Directors’ operations; helps establish the strategic direction for our numerous acquisitions both domestically and internationally; and has led the Company through extensive growth since joining the company in 2000. Mr. Clarke also serves on the board of directors of Ceridian HCM Holding Inc., a global human capital management software company. From 1999 to 2000, Mr. Clarke served as president and chief operating officer of AHL Services, Inc., a staffing firm. From 1990 to 1998, Mr. Clarke served as chief marketing officer and later as a division president with Automatic Data Processing, Inc., a computer services company. From 1987 to 1990, Mr. Clarke was a principal with Booz Allen Hamilton, a global management consulting firm. Earlier in his career, Mr. Clarke was a marketing manager for General Electric Company, a diversified technology, media, and financial services corporation. In deciding to re-nominate Mr. Clarke, the Board considered Mr. Clarke’s familiarity with our Company and industry through his service as our chief executive officer, his deep knowledge of our business, financial matters and industry, as well as his detailed in-depth knowledge of the issues, opportunities and challenges facing the Company.

Joseph W. Farrelly, 75 Class III Director since 2014 Term expires 2019
Mr. Farrelly joined our Board of Directors in April 2014. From 2006 through March 2015, Mr. Farrelly served as the Senior Vice President, Chief Information Officer at Interpublic Group of Companies, Inc. (NYSE:IPG), a global provider of advertising and marketing services. Prior to joining Interpublic Group in 2006, he held the position of Executive Vice President and Chief Information Officer at Aventis, Vivendi Universal, Joseph E. Seagrams and Sons, and Nabisco. His experience covers the advertising, pharmaceutical, consumer products, entertainment, financial services and software industries. Mr. Farrelly is currently a member of the board of directors of NetNumber Inc. He previously served as a director of Helium, GridApps, and Aperture Technologies, Inc., all of which were acquired by larger companies in their respective industries. In deciding to re-nominate Mr. Farrelly, the Board considered Mr. Farrelly’s substantial experience in and in-depth knowledge regarding information technology and security, as well as his experience in advertising and marketing.

Richard Macchia, 67 Class III Director since 2010 Term expires 2019
Mr. Macchia joined our Board of Directors in July 2010 and has served as chairman and financial expert of our audit committee since that date. Mr. Macchia served as chief financial officer and senior vice president of administration for Internet Security Systems, Inc., an information security provider, from December 1997 through October 2005, in which he oversaw financial functions, human resources, facilities and investor relations. Mr. Macchia remained employed with Internet Security Systems, Inc. during the following year to transition the chief financial officer role to his successor. Internet Security Systems, Inc. was acquired by International Business Machines Corporation in October 2006. Prior to this, Mr. Macchia served in senior executive roles, including as principal financial officer and accounting officer, with several public companies, including with MicroBilt Corporation (financial information services), and First Financial Management Corporation (credit card authorization, processing and settlement services; healthcare claims processing services; and document management/imaging services). Earlier in his career, from 1973 to 1985, Mr. Macchia worked at KPMG LLP, an international accounting firm, ultimately serving as a partner in the audit and assurance practice for two years. Mr. Macchia obtained his CPA certificate from the State of Georgia in 1976. In deciding to re-nominate Mr. Macchia, the Board considered Mr. Macchia’s over twenty years of experience in the financial and information services industry, his deep knowledge of our business, financial matters and industry, as well as his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company.

CONTINUING DIRECTORS

Michael Buckman, 71 Class I Director since 2013 Term expires 2020
Mr. Buckman joined our Board of Directors in July 2013. Since 2009, Mr. Buckman has been the managing partner of Buckman Consulting LLC, a travel, logistics and payment systems consulting firm. Prior to forming the firm in 2009, Mr. Buckman was an executive with BCD Travel, most recently as president Asia/Pacific, until his retirement in 2009, and from 2001 to 2007 as chief executive officer. Prior to joining BCD Travel, he served as chief executive officer of Worldspan from 1995 to 1999. Additionally, he held senior executive positions with Homestore.com, American Express, Sabre Travel Services and American Airlines. He also served as chairman of TRX, Inc., a provider of travel technology, transaction processing and data integration services to the global travel industry, from 2001 to 2005. At the time of his election, the Board considered Mr. Buckman’s extensive experience overseeing and evaluating financial statements as a senior executive of various technology, travel and payment systems companies, his perspective regarding our business, financial matters and industry, as well as his detailed in-depth knowledge of the issues, opportunities and challenges facing the Company.

Thomas M. Hagerty, 56 Class I Director since 2014 Term expires 2020
Mr. Hagerty joined our Board of Directors in November 2014. Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P., a position he has held since 1994. Mr. Hagerty has been employed by Thomas H. Lee Partners, L.P. and its predecessor, Thomas H. Lee Company, since 1988. Mr. Hagerty also serves as a director of Black Knight, Inc., Ceridian HCM Holding Inc., Fidelity National Financial, Inc., and ServiceLink Holdings, LLC. Mr. Hagerty’s qualifications to serve on the Board include his managerial and strategic expertise working with large, growth-oriented companies as a Managing Director of Thomas H. Lee Partners, L.P., a leading private equity firm, his experience in enhancing value of such companies, his expertise in corporate finance and his perspective as the representative of a substantial shareholder of numerous companies. Mr. Hagerty was first elected to the Board pursuant to the terms of an Investor Rights Agreement, which has since expired, entered into with Ceridian LLC as part of FleetCor’s acquisition of Comdata Inc. on November 14, 2014.

Steven T. Stull, 60 Class I Director since 2000 Term expires 2020
Mr. Stull joined our Board of Directors in October 2000. Since 1992, Mr. Stull has served as president of Advantage Capital Partners, a private equity firm, which he co-founded, serving as the firm’s chief executive officer and directing investment policy, overall operations, strategic planning, and fundraising activities; and overseeing investments and portfolio companies in the technology, business, financial and information services industries. Mr. Stull also serves as a director for numerous private companies, including serving as a member of audit and compensation committees. Prior to founding Advantage Capital Partners, Mr. Stull served for nine years as an executive in the investment department of General American Life Insurance Company, heading its securities division and personally managing its high yield, convertible, and preferred stock portfolios. Mr. Stull also has experience as a chief financial officer of an information services company and has also worked within a commercial bank and a savings and loan association. At the time of his election, the Board considered Mr. Stull’s experience, his perspective regarding our business, financial matters and industry, as well as his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company.

Mark A. Johnson, 66 Class II Director since 2003 Term expires 2021
Mr. Johnson joined our Board of Directors in March 2003. Since September 2008, Mr. Johnson has served as a partner with Total Technology Ventures, a venture capital firm specializing in financial services. Mr. Johnson also serves on the board of directors of a number of private companies and on the board of Cardlytics, Inc. (NASDAQ: CDLX). Cardlytics uses purchase intelligence to make marketing more relevant and measurable. From 2003 to 2008, Mr. Johnson was vice chairman-mergers and acquisitions at CheckFree Corporation, an electronic payments company (a previously Nasdaq-listed company until it was acquired in 2007 by Fiserv, Inc.), where he led and had direct oversight over business development and evaluating strategic growth opportunities. Mr. Johnson joined CheckFree in 1982 as vice president of operations. Additionally, Mr. Johnson was responsible for the development and launch of CheckFree’s commercial and consumer electronic funds transfer services and CheckFree’s electronic bill payment and bill presentment businesses; as well as the development of key strategic alliances and marketing initiatives. Mr. Johnson also served on the Board of Directors of CheckFree from 1982 to 2007. Mr. Johnson is also a founder of e-RM Ventures, a private investing consultancy focused on early-stage payments-related companies; has former experience with the Federal Reserve Bank of Cleveland and Bank One with responsibilities for checking and cash management operations; was a member of the balance sheet committee of CheckFree; and also has public company audit committee experience. At the time of his election, the Board considered Mr. Johnson’s deep knowledge of our business, financial matters and industry, as well as his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company.

Jeffrey S. Sloan, 51 Class II Director since 2013 Term expires 2021
Mr. Sloan joined our Board of Directors in July 2013. Mr. Sloan has been with Global Payments Inc. (Global), a leading international payments technology company, since June 2010. He has served as president since June 2010, chief executive officer since October 2013, and a member of the board of directors of Global since January 2014. Prior to joining Global, Mr. Sloan served in several executive positions with Goldman Sachs Group, Inc. (Goldman) from 1998 to 2010, where he was a partner and the worldwide head of the financial technology group in New York. With Goldman, Mr. Sloan focused on mergers and acquisitions and corporate finance and pioneered the development of the firm’s payments practice in investment banking, where he led many of the landmark transactions in payments. Mr. Sloan serves on the Undergraduate Executive Board of The Wharton School of the University of Pennsylvania and serves on the board and is a member of the executive committee of the Metro Atlanta Chamber of Commerce. At the time of his election, the Board considered Mr. Sloan’s twenty-five years of experience in the financial services and payments industries, which contribute to his deep knowledge of our business, financial matters and industry, as well as his detailed in-depth knowledge of the issues, opportunities and challenges facing the Company.

Hala G. Moddelmog, 63 Class II Director since 2017 Term expires 2021
Ms. Moddelmog joined our Board of Directors in April 2017. Ms. Moddelmog has served as the President & CEO of the Metro Atlanta Chamber since 2014. She is the first female leader of the 156-year-old organization, which covers 29 counties and more than 15 Fortune 500 companies as well as a multitude of small and medium-sized enterprises in the 9th largest metropolitan region in the United States. From 2010 to 2013, Ms. Moddelmog was the President of Arby’s Restaurant Group, Inc. - a division of Wendy's/Arby's Group, Inc. (NYSE: WEN) that had $3 billion in system sales - where she led the divestiture of the company to private ownership in a deal valued at $419 million. From 2006 to 2009 Ms. Moddelmog was President & CEO of Susan G. Komen for the Cure, the world’s largest breast cancer organization that had 125 affiliates worldwide and research grants of more than $1.5 billion. From 2005 to 2006 Ms. Moddelmog was the CEO of Catalytic Ventures, LLC, a business that evaluated investment opportunities in foodservice, franchising, and multi-unit retail. From 1995 to 2004 Ms. Moddelmog was the President of Church’s Chicken, a business that had over 1,500 units in 29 states and 15 countries. Ms. Moddelmog led Church’s through significant change as the parent company AFC Enterprises, Inc. went public (NASDAQ: AFCE) and the Church’s division was later divested to Crescent Capital (now Arcapita) for $390 million. In addition to serving on the FleetCor Board of Directors, Ms. Moddelmog also currently serves on the Board of Lamb Weston Holdings, Inc. (NYSE: LW), where she serves on the Compensation Committee and the Nominating and Corporate Governance Committee. She previously served on the Board of Amerigroup Corporation (NYSE: AGP) from 2009 to 2012, where she served on the Corporate Governance and Nominating Committee, and from 2008 to 2010 she served on the Board of AMN Healthcare Services, Inc. (NYSE: AHS), also on the Corporate Governance and Nominating Committee as well as the Compensation Committee. Ms. Moddelmog also has served on the Boards of several large nonprofits. At the time of her election, the Board considered Ms. Moddelmog’s more than 20 years of experience leading high growth companies, her experience enhancing the value of such companies, her marketing expertise, her international experience, her community ties, and her experience serving on several public company and large non-profit Boards.

EVALUATION AND EVOLUTION OF OUR BOARD
As part of our focus on stockholder value, we regularly evaluate the performance of our Board of Directors and its committees and engage in an annual self-evaluation process. We also evaluate the mix of experience, expertise and tenure of our individual directors. Our corporate governance guidelines reflect this approach. As demonstrated by the biographies above, our directors have diverse backgrounds. We believe this helps us to make the most of opportunities and to effectively manage risk. Over the past six years, five of our eight independent directors joined the Board of Directors to fill gaps we perceived and to bring fresh perspective. We believe that our efforts have and will continue to result in a board and management focused on delivering exceptional value to our stockholders.
BOARD OF DIRECTORS AND COMMITTEES
Under our amended and restated bylaws, the number of directors will be determined from time to time by our Board of Directors. Our Board of Directors currently consists of nine members. Eight of our directors—Messrs. Buckman, Farrelly, Hagerty, Johnson, Macchia, Sloan and Stull and Ms. Moddelmog—are “independent directors” as defined under the New York Stock Exchange listing standards.
The Board held four meetings in 2018 and each director attended at least seventy-five percent of all Board and applicable committee meetings during the year. Our independent directors meet in executive session at each regularly scheduled in-person Board meeting, when deemed appropriate.
In 2018, our Board had four standing committees: an audit committee, a compensation, nominating and corporate governance committee (“compensation committee”), an executive and acquisitions committee, and an information technology and security committee. The table below provides current membership for each of the Board committees that existed during 2018. Each committee meets quarterly and holds additional meetings as needed, except the executive and acquisitions committee which meets as needed when matters within its charter arise.

	Audit Committee	Compensation, Nominating and Corporate Governance Committee	Executive and Acquisitions Committee	Information Technology and Security Committee
Michael Buckman	M			M
Ronald F. Clarke			C
Joseph W. Farrelly		M		C
Thomas M. Hagerty		C	M
Mark A. Johnson	M		M
Richard Macchia	C, F			M
Hala G. Moddelmog		M
Jeffrey S. Sloan			M	M
Steven T. Stull		M

C = Chairperson	M = Member	F = Financial Expert

Below is a description of each standing committee of our Board of Directors. Each committee has authority to engage legal counsel or other advisers or consultants as it deems appropriate to carry out its responsibilities.
Audit Committee
Our audit committee currently consists of Messrs. Buckman, Johnson and Macchia. Mr. Macchia is the chairman of the committee. The audit committee held five meetings in 2018. Our Board has determined that each member of the committee meets the definition of “independent director” for purposes of the New York Stock Exchange rules and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has determined that Mr. Macchia qualifies as an “audit committee financial expert” under Securities and Exchange Commission rules and regulations.
Our audit committee is responsible for, among other matters:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•
overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the Securities and Exchange Commission;

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•	establishing procedures for the confidential, anonymous submission of concerns regarding questionable accounting, internal controls, or auditing matters; and

•	reviewing and approving related person transactions.
Our Board of Directors has adopted a written charter for the committee, which is available on our website.

Compensation, Nominating and Corporate Governance Committee
Our compensation committee currently consists of Messrs. Farrelly, Hagerty and Stull and Ms. Moddelmog. The compensation committee held seven meeting in 2018. Mr. Hagerty is the chairman of the committee. Our Board of Directors has determined that each committee member meets the definition of “independent director” for purposes of the New York Stock Exchange rules (including the heightened independence requirements applicable to compensation committee members) and the definition of “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The compensation committee is responsible for, among other matters:

•	annually reviewing and approving our goals and objectives for executive compensation;

•
annually reviewing and approving for the chief executive officer and other executive officers (1) the annual base salary level, (2) the annual cash incentive opportunity level, (3) the long-term incentive opportunity level, and (4) any supplemental benefits or perquisites;

•	reviewing and approving employment agreements, severance arrangements and change of control agreements for the chief executive officer and other executive officers, as appropriate;

•	making recommendations and reports to the Board of Directors concerning matters of executive compensation;

•	administering our executive incentive plans;

•	reviewing compensation plans, programs and policies;

•	developing and recommending criteria for selecting new directors;

•	evaluating individuals and qualifications to become directors; and

•	recommending nominees for committees of the Board of Directors;

•	assisting the Board of Directors with matters concerning corporate governance practices; and

•	handling such other matters that are specifically delegated to the compensation committee by the Board of Directors from time to time.
Our Board of Directors has adopted a written charter for the committee, which is available on our website.
See “Compensation Discussion and Analysis” for a description of the processes and procedures of the committee and for additional information regarding the committee’s role and management’s role in determining compensation for executive officers and directors.
Executive and Acquisitions Committee
Our executive and acquisitions committee consists of Messrs. Clarke (chairman), Hagerty, Johnson and Sloan. The executive and acquisitions committee held no meetings in 2018. Between meetings of our Board of Directors, the executive and acquisitions committee has and may exercise the powers of the Board of Directors to act upon any matters which, in the view of the Chairman of the Board, should not be postponed until the next previously scheduled meeting of the Board of Directors, except for those powers expressly reserved to the Board. In particular, the executive and acquisitions committee may assist the Board of Directors in connection with capital expenditures, investments, acquisitions, financing activities and other matters. Our Board of Directors has adopted a written charter for the committee, which is available on our website.
Information Technology and Security Committee
Our information technology and security committee consists of Messrs. Farrelly (chairman), Buckman, Macchia and Sloan, each of whom meets the definition of “independent director” for purposes of the New York Stock Exchange rules. Our Board of Directors has adopted a written charter for the committee, which is available on our website. The information technology and security committee is responsible for providing oversight and leadership for our information technology and security planning processes, policies, priorities and objectives. In furtherance of this role, the primary purpose of the committee is to review, assess and make recommendations regarding the long term strategy for global information security and the evolution of our technology direction in a competitive environment. To accomplish this purpose the committee has four roles: (1) to understand the security controls and assessments conducted on major card platforms and concur that such controls are comparable to industry best practices and standards as appropriate; (2) to assess technology modernization plans and processing platform strategies to validate proper investment in multi-year initiatives that maintain effective and efficient use of our resources; (3) to review progress on significant information technology and security projects against milestones and quality indicators and evaluate actions intended to drive quality and timeliness; and (4) to evaluate the prioritization of strategies for intellectual property protection. Our Board of Directors has adopted a written charter for the committee, which is available on our website.
Board Leadership
Our corporate governance guidelines provide that our Board will include a majority of independent directors. Our CEO serves as the chairman of the Board and has served as such since 2003. We believe this leadership structure has been effective. Eight of our nine directors are independent, as described below under “Director Independence.” The members of our audit committee, compensation committee, and information technology committee are also independent, as described above under “Audit Committee”, “Compensation, Nominating and Corporate Governance Committee”, and "Information Technology and Security Committee". Our corporate governance guidelines provide that our non-management directors will meet in executive session, without management present, as frequently as they deem appropriate, typically at the time of each regular Board meeting.

One of our independent directors presides during the meeting of independent directors, and the presiding director acts as a liaison between the non-management directors and the chairman and CEO in connection with each regular meeting. The presiding director performs the essential functions of a “lead director.”
We believe that having a combined chairman and CEO, a Board with a majority of independent directors who meet regularly in executive session, and independent chairs for the Board’s audit committee, compensation committee, and information technology committee provides the best form of leadership for FLEETCOR and our stockholders and provides an appropriate balance between strategy development and independent oversight of management. The Board of Directors believes that having our CEO serve as chairman of the Board facilitates the Board’s decision making process because Mr. Clarke possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business and thus is best positioned to develop agendas that ensure the Board’s time and attention is focused on the most critical matters. The combined role enables decisive leadership, ensures accountability and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees and customers.
Risk Oversight
Our Board is responsible for overseeing our risk management. Under its charter, the audit committee is responsible for discussing with management the annual internal audit plan, FLEETCOR’s major financial risk exposures, steps management has taken to monitor and control such exposures, risk management and risk assessment policies, significant findings and recommendations and management’s responses. The audit committee also is responsible for discussing with management and the independent auditors, periodically, normally on at least an annual basis, the independent auditors’ annual audit scope and plan and risk assessment and risk management policies. The Board’s other committees oversee risks associated with their respective areas of responsibility. For example, the compensation committee considers risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. Our information technology and security committee focuses on risks associated with information technology and security, such as cybersecurity, security controls, technology initiatives and intellectual property protection. The information technology and security committee conducts reviews at least quarterly to oversee the efficacy of cybersecurity risk initiatives and related controls, policies, procedures, training, preparedness, and governance structure. The Board and the information technology and security committee directed the formation of a cross-functional cybersecurity council at the Company, and receive regular cybersecurity reports from the global CIO, the corporate CIO, and the chief information security officer, among others. In addition, our internal audit department routinely performs audits on various aspects of data protection and cybersecurity and reports the results quarterly.
Our Board regularly engages in discussing the most significant risks and how the risks are being managed, and receives reports from senior management and from committee chairs. We believe that our leadership structure, as described above, supports the risk oversight function of the Board. While we have a combined chairman and CEO, independent directors chair the audit committee, the compensation committee, and the information technology and security committee, which are involved with risk oversight.
DIRECTOR INDEPENDENCE
Our corporate governance guidelines provide that a majority of our directors will be independent. Our Board of Directors has adopted director independence guidelines to assist in determining each director’s independence. These guidelines are included in our corporate governance guidelines available on our website at investor.fleetcor.com. The guidelines exceed the independence requirements of the New York Stock Exchange on which our shares are listed.
Under the director independence guidelines, the Board of Directors must affirmatively determine a director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To facilitate this determination, annually each director completes a questionnaire that provides information about relationships that might affect the determination of independence. Management provides the compensation committee and our Board with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee that is outside the categories permitted under the director independence guidelines.
Based on the review and recommendation by the compensation committee, the Board of Directors analyzed the independence of each director and determined that Messrs. Buckman, Farrelly, Hagerty, Johnson, Macchia, Sloan and Stull and Ms. Moddelmog meet the standards of independence under our director independence standards, and applicable New York Stock Exchange listing standards, including that each member is free of any relationship that would interfere with their individual exercise of independent judgment.
COMPENSATION OF DIRECTORS
The non-employee members of our Board of Directors receive compensation for serving as directors. We believe restricted stock awards are an appropriate form of compensation for our directors because the value of the grants will increase as the value of our stock price increases, thus aligning the interests of these directors with those of our stockholders. Annual grants for director service for 2018 had a target value at grant of approximately $250,000, with prorated grants determined by the Board of Directors from time to time for newly elected directors. The amount of these grants was determined based on our Board of Directors’ general experience with market levels of director compensation. As set forth in our Corporate Governance Guidelines, the Board expects non-employee directors to hold at least

$150,000 of common stock or equity interests within five years of becoming a director. All of our non-employee directors are in compliance with this guideline.
In addition, the Board of Directors approved a cash payment in the amount of $50,000 for the chairman of each independent committee chairman; Messrs. Macchia, Hagerty and Farrelly, respectively, for 2018. The decision to provide cash compensation is reviewed on an annual basis.
All members of our Board of Directors are reimbursed for actual expenses incurred in connection with attendance at Board meetings. Mr. Clarke does not receive any compensation for service on our Board of Directors.

The following table sets forth the total compensation provided to each non-employee director that served during any part of 2018.

	Fees earned or paid in cash ($)	Stock awards ($)(1)	Total ($)
Michael Buckman	$—	$259,675	$259,675
Joseph W. Farrelly	$50,000	$259,675	$309,675
Thomas M. Hagerty	$50,000	$259,675	$309,675
Mark A. Johnson	$—	$259,675	$259,675
Richard Macchia	$50,000	$259,675	$309,675
Hala G. Moddelmog	$—	$259,675	$259,675
Jeffrey S. Sloan	$—	$259,675	$259,675
Steven T. Stull	$—	$259,675	$259,675
 ______________

(1)
During 2018, the compensation committee granted Messrs. Buckman, Farrelly, Hagerty, Johnson, Macchia, Sloan and Stull and Ms. Moddelmog each 1,300 shares of restricted stock for their service on the Board of Directors during 2018, which vested on January 1, 2019. The value for stock awards in this column represents the grant date fair value for the stock award granted in 2018, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

Messrs. Buckman, Farrelly, Hagerty, Johnson, Macchia, Sloan and Stull and Ms. Moddelmog did not hold any stock option awards as of December 31, 2018.
DIRECTOR QUALIFICATIONS
The qualifications for directors are described in our corporate governance guidelines, which is available on our website. The following factors, among others, are assessed when considering a director’s or nominee’s qualifications:

•	the highest personal and professional ethics, integrity, values, ability and judgment;

•	understanding our business environment;

•	ability to make independent analytical inquiries and judgments;

•	skills and experience in the context of the needs of the Board;

•	breadth of business and organizational skills, background, experience, and diversity;

•
the number of other public company Boards on which each director serves to consider whether such other board service impairs the director’s service by unduly limiting the director’s attendance, participation or effectiveness; and

•	“independence” as contemplated by applicable legal and regulatory requirements and in accordance with our guidelines and standards.
Our corporate governance guidelines provide that no director should serve on more than four other public company boards, unless the compensation committee determines otherwise. Directors are expected to advise the Chairman of the Board and the chair of the compensation committee in advance of accepting an invitation to serve on another public company board.
The Board of Directors does not believe that it should limit the number of terms for which a person may serve as a director or require a mandatory retirement age, because such limits could deprive us of the valuable contributions made by a director who develops, over time, significant insights into FLEETCOR and its operations.

The re-nomination of existing directors is not viewed as automatic, but is based on continuing qualification under the criteria stated above. In addition, the committee considers the existing directors’ performance on the Board and any committee.
SELECTION OF DIRECTOR NOMINEES
Our compensation committee is responsible for evaluating candidates for election to our Board of Directors. It also evaluates candidates for election to fill vacancies that may arise between annual meetings. In evaluating candidates, the committee considers personal and professional integrity, ability (including the director qualifications referenced above under “Director Qualifications”), accountability, judgment and perspective, desired experience, and diversity. The committee may retain a third party search firm to identify director candidates and has sole authority to select the search firm and approve the terms and fees of any director search engagement.
The committee’s process for selecting nominees begins with an evaluation of the qualifications and performance of incumbent directors and a determination of whether the Board or its committees have specific unfulfilled needs. The committee considers candidates identified by the committee, other directors, executive officers and stockholders, and, if applicable, a third party search firm. Consideration includes determining whether a candidate qualifies as “independent” under the various standards applicable to the Board and its committees. The committee selects nominees to recommend to the Board, which considers and makes the final selection of director nominees and directors to serve on its committees. The committee may use whatever process it deems appropriate under the circumstances when evaluating nominees recommended by stockholders.
In discharging its duty of recommending criteria for selecting new directors, the Board recognizes the value of diversity among its members and the impact it can have on the performance of the Board. As such, during its next scheduled meeting, the Board will consider the adoption of a formal policy codifying the inclusion of diverse candidates based on both gender and race, in the candidate pool from which new directors are nominated.
STOCKHOLDER RECOMMENDATIONS OF NOMINEES
The compensation committee of the Board of Directors considers recommendations for candidates for nomination to the Board of Directors by a stockholder. It will consider and evaluate candidates recommended by stockholders in the same manner as candidates recommended from other sources. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then that nominee’s name will be included in the proxy statement for the next annual meeting.
Our stockholders also have the right under Article I, Section 4 of our bylaws to directly nominate director candidates and should follow the procedures outlined in our bylaws. To be timely for consideration at our 2020 annual meeting, a stockholder’s notice to the corporate secretary regarding a director nomination must be received no earlier than 120 days prior to the anniversary of this year’s annual meeting (February 13, 2020), or later than 90 days prior to the anniversary of this year’s annual meeting (March 14, 2020). However, in the event that the 2020 annual meeting is called for a date that is not within thirty days before or after June 12, 2020, notice by the stockholder must be received by the later of the tenth day following the date of the Public Announcement (as defined in our bylaws) of the date of the annual meeting and the 90th day prior to the annual meeting.

Stockholder nominations must be addressed to: FLEETCOR Technologies, Inc., Attention: Corporate Secretary, 5445 Triangle Parkway, Suite 400, Peachtree Corners, Georgia 30092, DIRECTOR CANDIDATE RECOMMENDATION.
PROXY ACCESS NOMINATIONS
Article I, Section 11 of our bylaws establishes procedures for nominations by eligible stockholders of candidates for election as directors at an annual meeting and to have those nominees included in our proxy materials. To be timely for consideration at our 2020 annual meeting, a stockholder’s notice to the corporate secretary regarding a proxy access director nomination must be received no earlier than 150 days prior to the anniversary of the date on which we first mailed the proxy materials for this year’s annual meeting (December 1, 2019), or later than 120 days prior to the anniversary of the date on which we first mailed the proxy materials for this year’s Annual Meeting of this year’s annual meeting (December 31, 2020). However, in the event that the 2020 annual meeting is called for a date that is not within thirty days before or after June 12, 2020, notice by the stockholder must be received by the later of the tenth day following the date of the Public Announcement (as defined in our bylaws) of the date of the annual meeting.
Stockholder nominations must be addressed to: FLEETCOR Technologies, Inc., Attention: Corporate Secretary, 5445 Triangle Parkway, Suite 400, Peachtree Corners, Georgia 30092, DIRECTOR CANDIDATE RECOMMENDATION.

STOCKHOLDER PROPOSALS
Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement and proxy card for the 2020 annual meeting of stockholders must comply with the requirements of Rule 14a-8 under the Exchange Act and must be received no later than December 31, 2019 at the following address, FLEETCOR Technologies, Inc., Attention: Corporate Secretary, 5445 Triangle Parkway, Peachtree Corners, Georgia 30092, STOCKHOLDER PROPOSAL. However, in the event that the annual meeting is called for a date that is not within thirty days before or after June 12, 2020, notice by the stockholder must be received a reasonable time before we begin to print and mail our proxy materials for the 2020 annual meeting of stockholders.
If a stockholder wishes to present a proposal before the 2020 annual meeting but does not wish to have a proposal considered for inclusion in our proxy statement and proxy in accordance with Rule 14a-8 or to nominate someone for election as a director, the stockholder must give written notice to our Corporate Secretary at the address noted above. To be timely, a stockholder’s notice to the Corporate Secretary must be received no earlier than 120 days prior to the anniversary of this year’s annual meeting (February 13, 2020), or later than 90 days prior to the anniversary of this year’s annual meeting (March 14, 2020). However, in the event that the annual meeting is called for a date that is not within thirty days before or after June 12, 2020, notice by the stockholder must be received by the later of the tenth day following the date of the Public Announcement (as defined in our bylaws) of the date of the annual meeting and the 90th day prior to the annual meeting. Our bylaws contain specific procedural requirements regarding a stockholder’s ability to nominate a director or submit a proposal to be considered at a meeting of stockholders. The bylaws are available on our website at investor.fleetcor.com under Corporate Governance.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. We maintain on our corporate website a link explaining that stockholders and other interested parties who wish to communicate directly with the Board of Directors may do so by any of the following means:
Writing to the Board of Directors as a group or the non-management directors as a group at our headquarters mailing address to the attention of the Corporate Secretary:
Eric Dey
FLEETCOR Corporate Secretary
5445 Triangle Parkway, Suite 400
Peachtree Corners, GA, 30092
Sending an email to the Board of directors as a group or the non-management directors as a group at a specified email address provided by the Company:
FLEETCORBoard@FLEETCOR.com
FLEETCORNonManagementDirectors@FLEETCOR.com
The Corporate Secretary reviews all written and emailed correspondence received from stockholders and other interested parties and forwards such correspondence periodically to the directors if and as appropriate.

GOVERNANCE DISCLOSURES ON OUR WEBSITE
Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the Corporate Governance section of our website, at investor.fleetcor.com. In accordance with New York Stock Exchange rules, we may also make disclosure of the following on our website:

•	the method for interested parties to communicate directly with the presiding director or with the independent directors as a group;

•
the identity of any member of our audit committee who also serves on the audit committees of more than three public companies and a determination by our Board that such simultaneous service will not impair the ability of such member to effectively serve on our audit committee; and

•
contributions by us to a tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

We will provide any of the foregoing information without charge upon written request to Corporate Secretary, FLEETCOR Technologies, Inc., 5445 Triangle Parkway, Suite 400, Peachtree Corners, Georgia 30092.

INFORMATION REGARDING BENEFICIAL OWNERSHIP
OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND MANAGEMENT
This table shows common stock that is beneficially owned by our directors, our chief executive officer, our chief financial officer and our next three most highly compensated executive officers, whom we refer to as our “named executive officers” and all persons known to us to own 5 percent or more of our outstanding common stock, as of February 8, 2019. Percentages are based on 85,858,421 shares outstanding as of February 8, 2019.
AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED

	Common Stock Owned (2)	Right to Acquire (3)	Total Securities Owned (4)	Percent of Outstanding Shares
Name and Address (1)
Principal Stockholders:
The Vanguard Group(5)	9,379,969	—	9,379,969	10.9%
100 Vanguard Boulevard				v
Malvern, PA 19355
BlackRock, Inc.(6)	7,263,359	—	7,263,359	8.5%
55 East 52nd Street
New York, NY 10055
Wellington Management Group LLP (7)	5,590,617	—	5,590,617	6.5%
280 Congress Street
Boston, MA 02210
Capital Research Global Investors(8)	5,007,317	—	5,007,317	5.8%
333 South Hope Street
Los Angeles, CA 90071
Named Executive Officers and Directors:
Ronald F. Clarke(9)	890,666	3,556,665	4,447,331	5.0%
Eric R. Dey(10)	19,359	103,000	122,359	*
Kurt P. Adams(11)	12,510	43,396	55,906	*
David J. Krantz (12)	10,875	0	10,875	*
Armando L. Netto(13)	10,059	82,500	92,559	*
Michael Buckman(14)	17,567	—	17,567	*
Joseph W. Farrelly(15)	11,267	—	11,267	*
Thomas M. Hagerty(16)	4,243	—	4,243	*
Mark A. Johnson(17)	97,894	—	97,894	*
Richard Macchia(18)	14,343	—	14,343	*
Hala G. Moddelmog(19)	3,910	—	3,910	*
Jeffrey S. Sloan(20)	12,567	—	12,567	*
Steven T. Stull(21)	19,314	—	19,314	*
Directors and Executive Officers as a Group (15 Persons)(22)	1,149,022	4,000,311	5,149,333	5.7%
______________________

*	Less than 1%

(1)	Unless otherwise noted, the business address for the individual is care of FLEETCOR Technologies, Inc., 5445 Triangle Parkway, Peachtree Corners, Georgia, 30092.

(2)
Unless otherwise noted, includes shares for which the named person has sole voting and investment power or has shared voting and investment power with his spouse. Excludes shares that may be acquired through stock option exercises.

(3)	Includes shares that can be acquired through stock option exercises through April 9, 2019.

(4)	Includes common stock, restricted stock, and shares that can be acquired through stock option exercises through April 9, 2019.

(5)
This information was reported on a Schedule 13G filed by The Vanguard Group with the SEC on February 11, 2019. The Schedule 13G was filed on behalf of: the following entities (1) The Vanguard Group; (2) Vanguard Fiduciary Trust Company and (3) Vanguard Investments Australia, Ltd.

(6)
This information was reported on a Schedule 13G filed by BlackRock, Inc. with the SEC on February 4, 2019. The Schedule 13G was filed on behalf of the following entities: (1) BlackRock, Inc., (2) BlackRock (Luxembourg) S.A., (3) BlackRock (Netherlands) B.V., (4) BlackRock Advisors (UK) Limited, (5) BlackRock Advisors, LLC, (6) BlackRock Asset Management Canada Limited, (7) BlackRock Asset Management Ireland Limited, (8) BlackRock Asset Management North Asia Limited, (9) BlackRock Asset Management Schweiz AG, (10) BlackRock (Singapore) Limited, (11) BlackRock Financial Management, Inc., (12) BlackRock Fund Advisors, (13) BlackRock Fund Managers Ltd, (14) BlackRock Institutional Trust Company, National Association, (15) BlackRock International Limited, (16) BlackRock Investment Management (Australia) Limited, (17) BlackRock Investment Management (UK) Limited, (18) BlackRock Investment Management, LLC, (19) BlackRock Japan Co Ltd, and (20) BlackRock Life Limited.

(7)
This information was reported on Schedule 13G filed by Wellington Management Group LLP with the SEC on February 12, 2019. The Schedule 13G was filed on behalf of the following entities: (1) Wellington Group Holdings LLP, (2) Wellington Investment Advisors LLP, (3) Wellington Management Global Holdings, Ltd. and one or more of the following investment advisers (the "Wellington Investment Advisers"): (4)Wellington Management Company LLP, (5) Wellington Management Canada LLC, (6) Wellington Management Singapore Pte Ltd, (7) Wellington Management Hong Kong Ltd, (8)Wellington Management International Ltd, (9) Wellington Management Japan Pte Ltd and (1) Wellington Management Australia Pty Ltd. The securities as to which the Schedule 13G was filed by Wellington Management Group LLP, as parent holding company of certain holding companies and the Wellington Investment Advisers, are owned of record by clients of the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP.

(8)	This information was reported on Schedule 13G filed by Capital Research Global Investors, a division of Capital Research and Management Company ("CRMC") with the SEC on February 14, 2019.

(9)	Includes 865,666 shares of common stock, vested options of 3,556,665 and 250,000 shares of restricted stock subject to vesting requirements.

(10)	Includes 18,484 shares of common stock, vested options of 103,000 and 875 shares of restricted stock subject to vesting requirements.

(11)	Includes 5,939 shares of common stock, vested options of 43,396 and 6,571 shares of restricted stock subject to vesting requirements.

(12)	Includes 10,875 shares of restricted stock subject to vesting requirements.

(13)	Includes 9,184 shares of common stock, vested options of 82,500 and 875 shares of restricted stock subject to vesting requirements.

(14)	Includes 16,291 shares of common stock and 1,276 shares of restricted stock subject to vesting requirements.

(15)	Includes 9,991 shares of common stock and 1,276 shares of restricted stock subject to vesting requirements.

(16)	Includes 2,967 shares of common stock and 1,276 shares of restricted stock subject to vesting requirements.

(17)	Includes 96,618 shares of common stock and 1,276 shares of restricted stock subject to vesting requirements.

(18)	Includes 13,067 shares of common stock and 1,276 shares of restricted stock subject to vesting requirements.

(19)	Includes 2,634 shares of common stock and 1,276 shares of restricted stock subject to vesting requirements.

(20)	Includes 11,291 shares of common stock and 1,276 shares of restricted stock subject to vesting requirements.

(21)
Represents 6,247 shares of common stock held by Advantage Capital Financial Company, LLC ("Advantage Capital") and related entities, 11,791 shares of common stock held by Mr. Stull and 1,276 shares of restricted stock subject to vesting requirements. Mr. Stull has shared voting power with respect to such shares of common stock held by Advantage Capital, and as a result, may be deemed to beneficially own such shares. Mr. Stull disclaims ownership of the shares held by the Advantage Capital entities except to the extent of his pecuniary interest therein. Advantage Capital is a private equity fund that invests on behalf of other investors.

(22)	In addition to the officers and directors named in this table, two other executive officers are members of this group.

EXECUTIVE OVERVIEW OF 2018 FINANCIAL PERFORMANCE

FLEETCOR has a long track record of consistently delivering strong financial results and growth as a result of excellent execution, new product innovation and accretive acquisitions. Since our initial public offering (“IPO”) on December 15, 2010, profitability (measured as net income and adjusted net income) grew at a compounded annual growth rate of 29% and 27%, respectively. This financial performance has resulted in significant increase in value to our stockholders and the overall value of the Company in this same time period, resulting in significant returns in relation to other companies in our sector, as well as compared to the S&P 500 ® Data Processing & Outsourced Services index, S&P 500 ® index and Dow Jones Industrial average. We believe it is important to provide the context of the longer time period to enable a better understanding of the Company’s strategy and approach to performance considerations.

This high level of performance over the past eight years has been achieved as the Company has executed on its strategy of transforming into a global provider of business payment services, from simply a US based fuel card provider. We believe that the diversification we have achieved from both a product and geographic perspective, has made the Company more balanced relative to risks and opportunities, and created a durable growth model in large, under-penetrated markets. Throughout that transition,  we have maintained the characteristics that have driven our success from the beginning. Our businesses are primarily business to business, have high recurring revenue models, have specialized networks which create barriers to entry, have high EBITDA margins, and have similar selling systems which can be leveraged across businesses. The composition, breadth and scale of the company today makes FLEETCOR one of the largest companies focused on the business payments market, and continues to provide us with substantial growth opportunities over a long period of time.
I.    2018 & Long Term Performance
Financial Performance Growth: As discussed in our annual report on Form 10-K for 2018, we delivered strong financial results in 2018, including the following:

•	Revenues, net of $2.434 billion, an increase of 8% over 2017, and 13% under ASC 605 in both periods.

•	Net income of $811.5 million, an increase of 10% over 2017.

•	Adjusted net income[1] of $970 million, an increase of 21% over 2017.

•	Net income per diluted share of $8.81, an increase of 11% over 2017.

•	Adjusted net income per diluted share[1] of $10.53, an increase of 23% over 2017.

•	Since our IPO in December of 2010, the Company has grown adjusted net income per diluted share (on a pro forma basis in 2010)[1] over the prior year as follows:

2011	2012	2013	2014	2015	2016	2017	2018
31%	38%	35%	27%	22%	10%	23%	23%

Stock Price:

•	The Company’s stock price has grown from $27.25, the closing stock price at our IPO on December 15, 2010, to $185.72 on December 31, 2018.

•
Our closing stock price on March 29, 2019 was $246.59, after recovering from the fourth quarter 2018 market downturn and accelerating further due to strength in the fuel business, underlying growth metrics and FLEETCOR's strategy execution. This is an increase of 33% compared with December 31, 2018, and 73% and 805%, respectively, since December 31, 2015 and the date of our IPO.

______________________
1 Non-GAAP financial measure. A reconciliation of adjusted net income to our GAAP numbers is provided on page 87 of our Form 10-K for the years ended December 31, 2018, 2017 and 2016, as well as in Appendix B to this proxy statement for the years ended December 31, 2018, 2017, 2016, 2015 and 2014,. The $2.6 billion of revenues, net run rate is calculated as fourth quarter 2018 revenues, net provided on page 130 of our Form 10-K for the year ended December 31, 2018 multiplied by four.
*2010 is reflected on a pro forma basis (to exclude the impact of a one-time charge related to stock based compensation and the impact of public company expenses, loss on extinguishment debt, non-cash compensation expenses associated with our stock plan and in crease in the effective tax rate, effective during 2011.

Adjusted Net Income per Diluted Share vs Total Shareholder Return (TSR): From December 31, 2010 through December 31, 2018, total shareholder return was over 500%, tracking comparably to earnings per share and total earnings per share growth during that same time of 501% and 557%, respectively. More recently, the stock price performance has improved as strength in the fuel business is properly reflected in the underlying growth metrics, and FLEETCOR has improved its communication with shareholders about its strategy and execution. As of the last business day prior to the filing of this proxy, April 26, 2019, our stock price has increased 39% since December 31, 2018, compared to the S&P 500 increase of 17% and the S&P Data Processing and Outsourced Services industry group increase of 26%, respectively.

Total shareholder return is a measure of the performance of different companies' stocks and shares over time. It combines share price appreciation and dividends paid to calculate the total return to the shareholder expressed as an annualized percentage.

For purposes of illustrating TSR, the graph below assumes $100 invested on December 31, 2010, at the then price of $30.92 per share, and compares (a) the percentage change of our cumulative total stockholder return on the common stock and (b) growth in our adjusted net income per diluted share.

We show below the annual revenue, net income, adjusted net income and adjusted net income per diluted share growth since our IPO in 2010 and the relative growth during the presented time periods.

Annual Revenue

($ in Millions)
24% CAGR
2,700
2,400
2,100
1,800
1,500
1,200
$900
$600
$300
$0
$434
$520
$708
$895
$1,199
$1,703
$1,832
$2,250
$2,433
2010*
2011
2012
2013
2014
2015
2016
2017
2018

Annual Net Income
($ in Millions)
$1,000
$800
$600
$400
$200
$0
29% CAGR
$108
$147
$216
$285
$369
$362
$452
$740
$811
2010*
2011
2012
2013
2014
2015
2016
2017
2018

Annual Adjusted Net Income
($ in Millions)
27% CAGR
$1,200
$1,000
$800
$600
$400
$200
$0
$139
$182
$256
$343
$448
$593
$659
$799
$970
2010*
2011
2012
2013
2014
2015
2016
2017
2018

Adjusted Net Income Per Diluted Share

($)
$12
$10
$8
$6
$4
$2
$0
26% CAGR
$1.66
$2.17
$2.99
$4.05
$5.15
$6.30
$6.92
$8.54
$10.53
2010*
2011
2012
2013
2014
2015
2016
2017
2018

Note: Market cap is defined as basic shares of common stock outstanding multiplied by year-end share price.

II.    2018 Say on Pay Vote and Actions Following the 2018 Annual Meeting
2018 Say on Pay Vote: At our 2018 annual meeting, our stockholders were asked to cast a non-binding, advisory vote to approve our 2017 executive compensation for our named executive officers. Only 14.3% of the votes cast by our stockholders were in support of the executive compensation for our named executive officers in 2018.

Investor Outreach: In conjunction with the 2018 annual meeting and since then, the Company met with holders of over 59% of outstanding common stock in order to discuss the Company’s performance, strategy and corporate governance. Subsequent to the 2018 annual meeting, the Company contacted our top 20 shareholders, which represents over 54% of outstanding shares. This outreach was specifically to discuss corporate governance, including environmental and social matters, and especially to obtain feedback on the 2018 Say on Pay vote.
Relative to governance related topics, the conversations were constructive, however the feedback was largely centered around some general themes as noted below.

●	CEO pay
○ Absolute level of CEO pay
○ Structure of pay package

●	Performance targets
○ Preference for rigorous targets
○ Preference for inclusion of relative performance metrics
○ Preference for longer performance target measuring period

Additionally, the Company spent considerable time discussing with shareholders the progress the Company has made relative to previous topics of heightened shareholder interest. The compensation committee also engaged Pearl Meyer & Partners, LLC ("Pearl Meyer") to assist the committee with a review of the historical Say on Pay voting results and CEO pay levels, stockholder outreach considerations, and recommendations for the 2018 executive compensation program design, taking into account the Company’s business strategy, competitive practices, and stockholder engagement feedback.

The compensation committee believes the current structure is one that has worked for the Company over a long period of time but, based on stockholder feedback, has made some changes as detailed in the table below. It is important to understand that the Board views shareholder feedback as a critical piece of information as it makes decisions about future governance changes. Our goal is to be responsive, but also to balance that feedback with future changes while ensuring continued, strong Company performance.

The actions we have taken in response to this feedback are outlined below.

What We Heard	What We Did	When We Did It
Concern at size of CEO equity awards
The compensation committee and Mr. Clarke agreed that Mr. Clarke’s total compensation for 2018 would not exceed $8 million. We included a restriction in the Amended and Restated 2010 Equity Compensation Plan against making any grants from the 3,500,000 share pool increase to Mr. Clarke in 2018 and 2019.
		2018, 2019
Preference for using majority voting in the election of directors	Adopted majority voting standard in the election of directors	2018
Need to communicate more clearly about compensation matters and link to FLEETCOR's performance	Addition of executive overview section and expanded disclosure on financial performance	2019
Declassification of the Board of Directors (Elect each director annually)	The Board of Directors has adopted and is asking stockholders to approve the Charter Amendment to phase out our classified Board so that all directors will be elected annually beginning at the 2022 annual meeting.	2019

Considering the feedback from stockholders and advice from Pearl Meyer, the compensation committee has taken the following actions:

•	Established a minimum vesting period for any equity grants of one year; and

•	Updated the peer groups considered when comparing the Company's performance and compensation practices with peers.
The compensation committee believes these changes have enhanced our executive compensation practices and help align executive compensation with our Company’s business and strategic objectives and maximize long-term stockholder growth. The compensation committee continues to evaluate its approach to executive compensation, specifically for our CEO. The compensation committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the named executive officers. We welcome input from our stockholders on our compensation policies and compensation program at any time.

III.    Perspective of the Compensation Committee
Message from the Compensation Committee: In response to considerable and clear shareholder feedback on executive compensation practices, the compensation committee acted in 2018 and agreed with Mr. Clarke, to limit CEO compensation to a level at or below our peer group median in 2018, which was approximately $8 million at the beginning of 2018. You can see in the executive compensation tables that we fulfilled our promise. We also agreed not to award our CEO any new stock based compensation grants from the recent 3,500,000 increase to our share pool in 2018 and 2019, to which we have adhered.

The compensation committee believes that the current compensation structure has produced significant shareholder value over a long period of time, and we continue to believe that many elements of our current program are right for our Company. We have received a variety of perspectives on all aspects on what the best compensation structure should be, largely based on broad best practices about what makes a good total package, but no clear consensus has emerged. Ultimately, our responsibility is to our shareholders, by providing a structure that we believe is best aligned with their interests, and delivers consistent, strong returns as we have been able to do since our IPO in 2010.

The committee continues to believe that the Company’s CEO has been a critical catalyst in driving the Company’s outstanding performance. Our compensation system, by design, concentrates the equity grants to our CEO. We believe this approach has been successful as evidenced by the Company’s consistently leading earnings growth. Nevertheless, the compensation committee desires to be responsive to our shareholders' concerns as voiced through the Say on Pay vote and our stockholder outreach, and will continue to strike a balance between incenting and driving future performance, along with current market practices.

III.    Pay for Performance
A fundamental principle underlying our compensation program is that we should pay for performance. In accordance with this principle, a vast majority of executive pay is performance based and not guaranteed.
Our executive compensation programs are materially aligned with short and long-term Company performance. They incentivize and reward our executives for achievement of short-term goals aligned with the fiscal year operating plan (annual cash incentive program) and achievement of long-term goals measured over a multi-year period (long-term equity incentive plan). In support of our long-term goals, we incentivize and reward our executives with performance-based restricted stock to be earned based on (1) achievement of multiple financial and performance measures (performance shares) and (2) our annual company-wide performance for achieving adjusted net income per diluted share (EPS shares). We believe the performance shares and EPS shares align the interests of executives with those of our stockholders. Also in support of our long-term goals, we periodically incentivize our executives with time-based stock option awards, typically at the time of their hiring and when initial time based stock option awards are vested.

For our chief executive officer, as well as our other named executive officers, target achievement criteria under our short-term and long-term incentive programs in 2018 are performance-based, except for certain time-based stock option grants. However, we view these stock option grants as being inherently performance-based, as the require stock price appreciation before there is any real value earned, while remaining simple. In addition, our long-term incentives are 100% stock-based, so that the value of the shares earned fluctuates with stock price during the performance and vesting periods, aligning our executives’ interests with those of our stockholders. Executives are also subject to stock ownership guidelines, and the shares they are required to hold under that program also fluctuate with stock price.
As described above, our operating performance for 2018 continued to be strong, which is reflected in the pay earned by the named executive officers in 2018.

•
In aggregate for 2018, the named executive officers earned 129% of target for the annual cash incentive program. These payouts were a result of achieving specific profitability, adjusted cash net income earnings per share, and individual goals set in February 2018.

•
In aggregate, the named executives earned approximately 95% of targets for the long-term equity incentive plan in connection with the performance based restricted share awards utilizing financial measures in 2018. The payouts were a result of achieving specific adjusted net income per diluted share “EPS” and personal performance goals, with certain awards containing additional time based vesting criteria. The value of the restricted awards changes as our stock price changes, thereby continuing to align executive and shareholder interests.

Performance vs. Peer Groups: With the assistance of Pearl Meyer, the compensation committee established two peer groups for purposes of benchmarking company performance and compensation - a performance peer group and an industry peer group. More information about the companies in each peer group is provided under “Compensation Discussion and Analysis - Peer Groups.” The comparisons below are included to provide insight to the operational performance of the Company compared with peers’ over the last 5 years. During that time, the Company’s revenue growth and EBITDA growth compare favorably to both peer groups. However, our TSR compared to peers over the same 1, 3 and 5 year time periods lagged in those comparisons due to our underperformance of our stock price. Our revenue and EBITDA growth demonstrate the strength of the Company’s performance but that performance was not reflected in the stock price for much of the time. We believe it is important to consider our strong financial performance rather than stock price fluctuations over the short term, but we also recognize that the stock price is the ultimate reflection of performance over a longer period.

Our performance in relation to our identified performance and industry peer groups is as follows:

(in millions, except percentages)	Revenue	Market Cap	EBITDA	EBITDA Margin	1 YR TSR	3 YR TSR	5 YR TSR

Performance Peer Group Median	$3,645	$15,929	$1,286	42%	-19%	43%	83%
Industry Peer Group Median	$3,977	$15,989	$1,432	37%	4%	60%	129%

FLEETCOR Technologies Inc.	$2,433	$21,458	$1,365	56%	-3%	30%	58%

FLEETCOR Percentile in performance peer group	38%	63%	63%	94%	75%	44%	31%
FLEETCOR Percentile in industry peer group	21%	64%	36%	100%	14%	21%	29%

(in millions, except percentages)	1 YR Revenue Growth	3 YR Revenue Growth	5 YR Revenue Growth	1 YR EBITDA Growth	3 YR EBITDA Growth	5 YR EBITDA Growth

Performance Peer Group Median	13%	83%	144%	11%	118%	224%
Industry Peer Group Median	3%	23%	62%	12%	64%	73%

FLEETCOR Technologies Inc.	8%	43%	172%	19%	88%	207%

FLEETCOR Percentile in performance peer group	38%	25%	69%	63%	44%	44%
FLEETCOR Percentile in industry peer group	79%	71%	100%	93%	79%	100%
We continue to evaluate our plans each year against various sets of market data to further align our pay practices with performance to ensure that we pay for performance.

COMPENSATION DISCUSSION AND ANALYSIS
This compensation discussion and analysis describes the compensation policies and programs, the material compensation decisions we have made under those programs and policies, and the material factors that we have considered in making those decisions. Following this section is a series of tables containing specific information about the compensation earned or paid in 2018 to the following individuals. We refer to these individuals as our “named executive officers” or “NEOs” for purposes of this proxy statement. The discussion below is intended to explain the detailed information provided in the tables contained in this section and to put that information into context within our overall compensation program.
Our named executive officers for 2018 are:
Ronald F. Clarke—Chief Executive Officer and Chairman of the Board of Directors
Eric R. Dey—Chief Financial Officer
Kurt P. Adams—Group President— Corporate Payments
David J. Krantz—Grout President—North America Fuel
Armando L. Netto—President—Brazil
Our Compensation Philosophy
The compensation committee of our Board of Directors is responsible for establishing and implementing our compensation philosophy. Our compensation committee evaluates and determines the levels and forms of individual compensation for our executive officers. Our compensation committee reviews and approves compensation for our executive officers periodically, generally in the first quarter of each fiscal year, based on each executive officer’s performance and our overall performance during the most recent fiscal year, as well as considering the guidance of a compensation consultant, Pearl Meyer. The committee designs the program with the overall goal that the total compensation paid to our executive officers is fair, reasonable and competitive and includes incentives that are designed to appropriately drive corporate performance. In addition, our chief executive officer plays a significant role in reviewing the performance of the other executive officers and making compensation recommendations to the compensation committee for the executive officers (other than himself).
Our executive compensation program is designed to help us attract talented individuals to manage and operate all aspects of our business, to reward those individuals for the achievement of our financial and strategic goals, to retain those individuals who contribute to the success of our business and to align the interests of those individuals with those of our stockholders. We believe that annual cash incentive compensation should be linked to metrics that create value for our stockholders and the ownership by management of equity interests in our business is an effective mechanism for providing long-term incentives for management to maximize gains for stockholders. A fundamental principle underlying our compensation program is that we should pay for performance. In accordance with this principle, a vast majority of executive pay is performance based and not guaranteed.
Overview of Elements of Compensation
Our compensation program consists of the following five principal components:

•	Base salary. Base salaries for our named executive officers are reviewed annually.

•
Annual cash incentive compensation. Our named executive officers typically have the opportunity to earn annual cash incentive compensation based on (1) achievement of company-wide financial performance goals for the year and/or (2) achievement of individual or business unit performance goals.

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Discretionary bonus. At the complete discretion of our compensation committee, with recommendations from our chief executive officer (other than for himself), our named executive officers may be awarded a discretionary bonus. In addition, we may agree to guaranteed one-time bonuses with executive officers at the time of hire.

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Long-term equity incentive awards. We grant equity awards to our named executive officers as long-term incentives. We endeavor to align a significant portion of our named executive officers’ compensation to our ongoing success and with the returns provided to our stockholders.

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Benefits and perquisites. We provide various health and welfare benefits to all of our employees. We provide a 401(k) plan to all of our U.S. employees. We also provide minimal perquisites to our named executive officers. Our named executive officers do not participate in any non-qualified deferred compensation plans or defined benefit pension plans.

Determining Compensation for the Named Executive Officers
The compensation committee is responsible for administering our executive compensation program and making decisions with respect to the compensation paid to our named executive officers. The compensation committee considers the recommendations of the compensation consultant in making these determinations. In addition, compensation for our executive officers continues to be individualized, impacted by arm’s-length negotiations at the time of employment, and thereafter based on a variety of factors, including:

•	our compensation committee’s evaluation of the competitive market based on its general market experience and the guidance of a compensation consultant;

•	the roles and responsibilities of our executives, including the role’s impact to creating value for our stockholders;

•	the individual experience and skills of, and expected contributions from, our executives;

•	the individual performance of our executives during the year and the historic performance levels of our executives;

•	our overall financial performance, including alignment of our executive compensation with shareholder interests by linking compensation to our long-term performance;

•	our financial condition and available resources; and

•	our need for a particular position to be filled.
Our chief executive officer plays a significant role in reviewing the performance of the other executive officers and making compensation recommendations to the compensation committee for the executive officers who report directly to him, the Company’s performance relative to goals approved by the compensation committee, individual performance versus personal objectives and other individual contributions to the Company’s performance. Our chief executive officer annually evaluates the executive officers’ performance with the compensation committee and makes recommendations for base salary, cash incentive awards and grants of long-term equity incentive awards for all executive officers, other than himself. When discussing performance evaluations and setting compensation levels for our executive officers, the compensation committee works closely with our chief executive officer; however, the compensation committee has the discretion to reject or modify the recommendations of our chief executive officer. Our chief executive officer does not participate as a director in determining or recommending the amount of his own compensation.

Compensation mix and how each element fits into our overall compensation objectives
The compensation committee strives to achieve an appropriate mix between fixed versus variable pay and cash versus equity-based compensation awards in order to meet our compensation objectives. Our compensation committee does not have any formal policy for allocating compensation between short-term and long-term compensation and cash and non-cash compensation. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

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Our mix of compensation elements is designed to reinforce business and strategic objectives, recognize and reward performance, motivate long-term value creation, and align our executives' interests with those of our stockholders. We achieve this through a combination of cash and equity awards.

•	Base salary and benefits are designed to provide a secure level of cash compensation.

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Annual cash incentive awards are designed to reward short-term results tied to our annual operating plan and individual objectives, and are only earned if we meet performance goals established by the compensation committee.

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On rare occasions, we award discretionary bonuses. Discretionary bonuses are designed to reward for performance above and beyond our operating plan or to recognize significant additional contributions above and beyond pre-established goals and objectives. These bonuses are awarded at the discretion of the compensation committee.

Equity awards are provided to motivate long-term performance and align our executives’ interests with those of our stockholders. Equity awards have historically been provided in the form of periodic grants of stock options and performance-based restricted stock. Stock options have value for our executives only if our stock price increases. Performance-based restricted stock may be tied to corporate metrics (such as earnings per share) and/or individual performance goals, which only has value to our executives only if the pre-established corporate and individual performance goals established by the compensation committee are achieved.
We provide cash compensation (base salary) and a cash incentive opportunity to each executive in each year. We have not historically provided stock option grants to each executive on an annual basis. We make equity grants designed to encourage specific performance goals or to reward an executive for extraordinary performance in a particular year and to encourage continued extraordinary performance. In determining the size of an equity award the compensation committee considers relative job responsibility, the value of existing unvested awards, individual performance history, prior contributions to the Company, the size of prior grants, arm’s-length negotiation at the time of an executive’s hiring or refresh, peer group pay practices and availability of shares in our pool.
The compensation committee applies the same compensation policies to all of our executive officers with the overall goal that the total compensation paid to our executive officers is fair, reasonable and competitive and includes incentives that are designed to appropriately drive corporate performance and long-term stockholder value creation. The ultimate compensation levels earned by the named executive officers reflect the application of these policies to the varying roles and responsibilities of the executives. Generally, the greater the responsibility of the executive and the greater the potential impact of the executive on revenue and net income growth, the higher the potential compensation that can be earned by the executive. In addition, the compensation committee is aware of the competitive market for executive compensation based upon market data provided by compensation consultants, which reflects a meaningful variation between the chief executive officer and other executive positions for each element of compensation.
Our chief executive officer has the greatest responsibility in managing and driving the performance of our Company. He joined our company in 2000, and has managed our significant growth through a combination of organic initiatives, product and service innovation and over 75 acquisitions of businesses and commercial account portfolios, growing our revenue from $33.0 million in 2000 to over $2.4 billion in 2018. As a result of our compensation committee’s assessment of our chief executive officer’s role and responsibilities within our Company, his nearly 19 years of service to our Company and the competitive market for chief executive officer compensation, there is a significant compensation differential between his compensation levels and those of our other named executive officers.
Components of Compensation
The compensation committee engaged a compensation consultant to benchmark the Company’s payment practices against other companies in our performance-based and industry-based peer groups, as well as the general industry as a whole, and to assist in the design of the 2018 executive compensation program.
Base salary
Initial base salaries for our executive officers are typically negotiated at arm’s-length at the time of hiring. Base salaries are reviewed annually and adjusted from time to time, taking into account individual responsibilities, individual performance for the year, the experience of the individual, current salary, retention incentives, internal equity and the compensation committee’s evaluation of the competitive market, based on guidance from the compensation consultant. No particular weight is assigned to each factor. Our CEO, Mr. Clarke, has not had a salary increase in five years.

Annual Salaries
Executive	2017 Salary	2018 Salary	Increase
Ronald F. Clarke	$1,000,000	$1,000,000	—
Eric R. Dey	$500,000	$500,000	—
Kurt P. Adams(1)	$320,000	$350,000	9%
David J. Krantz(2)	$—	$400,000	—
Armando L. Netto(3)	$319,695	$346,761	23%
 ___________

(1)	Mr. Adams became a named executive officer in 2018. Mr. Adams received a salary increase from $320,000 in 2017 to $350,000 in 2018, resulting in a 9% increase in his base salary.

(2)	Mr. Krantz became a named executive when he joined the Company in May 2018.

(3)
Mr. Netto became a named executive officer in 2018. As Mr. Netto is based in Brazil, his compensation is denominated in Brazilian Real. All amounts for Mr. Netto for 2017 and 2018 have been converted into U.S. dollars at an average exchange rate of $1 to R$3.1905 and $1 to R$3.6270 during 2017 and 2018, respectively. Mr. Netto received an increase in his base salary from R$1,020,000 in 2017 to R$1,132,200 in January 2018 and a second increase in August 2018 to R$1,257,686 due to his increased job responsibilities, resulting in an 23% increase in his base salary. Remaining fluctuations in Mr. Netto's salary are a result of changes in foreign exchange rates.

Annual cash incentive compensation
The primary objectives of our annual cash incentive compensation program are to provide an incentive for superior work, to motivate our executives toward even higher achievement and business results, to tie our employees’ goals to Company performance and to enable us to attract and retain highly qualified individuals. The annual cash incentive program is intended to compensate our executive officers for achieving company-wide and/or individual or business unit performance goals that are important to our success during the fiscal year. Certain goals, which tie directly to our operating budget, we believe, are attainable with good performance. Other goals, which we refer to as “stretch targets”, are considered far more difficult to achieve and in general require extraordinary performance to attain.
Our compensation committee approves all targets and payouts, in consultation with our chief executive officer. Executives are eligible for payments only if they are employed by us both on the last day of the applicable fiscal year and on the actual payment date of the incentive award, except as stipulated by employment agreements.

In February 2018, the compensation committee approved our 2018 annual cash incentive program for our executive officers employed at that time. The annual cash incentive program was intended to compensate our executives for the achievement of both our annual financial goals and individual or business unit performance objectives, as outlined below, and was structured to result in significant compensation payouts only if performance goals were achieved. If performance goals are not achieved, the named executive officer may receive no payment under the program.
Our compensation committee set the target payout levels, generally as a percentage of base salary, for the executive officers based on recommendations from the chief executive officer (except with respect to his own level). The compensation committee determined these target payout levels based on a combination of factors, including each executive’s role and responsibilities, experience and skills, expected contribution to the Company and potential impact on revenue and net income growth.

•	Mr. Clarke’s target payout level was set at 100% of his base salary and he had the opportunity to earn an additional 88% of the bonus target based on stretch goals.

•	Mr. Dey’s target payout level was set at 50% of his base salary and he had the opportunity to earn an additional 30% of the bonus target based on stretch goals.

•	Mr. Adams' target payout level was set at 50% of his base salary and he had the opportunity to earn an additional 50% of the bonus target based on stretch goals.

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Mr. Krantz's target payout level was set at 50% of his base salary, prorated to 29% based on his start date, and he had the opportunity to earn an additional 59% of the bonus target based on stretch goals.

•	Mr. Netto's target payout level was set at 50% of his base salary and he had the opportunity to earn an additional 50% of the bonus target based on stretch goals.
2018 Performance goals and results. Our compensation committee structured the 2018 annual cash incentive program to include a combination of company-wide, business unit and individual performance goals, as appropriate, for the named executive officers. Individual or business unit performance goals are tied to the particular area of expertise and responsibilities of the executive and their performance in attaining those objectives.
Our named executive officers prepare recommendations regarding their individual or business unit performance goals, which are reviewed by our chief executive officer and approved by the compensation committee. Certain goals could be paid out in amounts up to 200% of the individual target amounts for performance exceeding objectives. Other goals could be paid out in amounts as low as 50% of the individual target amounts if actual performance achieved minimum thresholds.
Certain goals are based on achieving an earnings per share target based on adjusted net income. Adjusted net income is GAAP net income as as reflected in our statement of income, adjusted to eliminate (a) non-cash stock based compensation expense related to share based compensation awards, (b) amortization of deferred financing costs, discounts and intangible assets, amortization of the premium recognized on the purchase of receivables, and our proportionate share of amortization of intangible assets at our equity method investment, and (c) other non-recurring items, including the impact of the Tax Act, impairment charges, asset write-offs, restructuring costs, gains due to disposition of assets and a business, loss on extinguishment of debt, legal settlements, and the unauthorized access costs. The reconciliation of adjusted net income per diluted share to our GAAP numbers is provided on page 87 of our Form 10-K for the fiscal year ended December 31, 2018 and in Appendix B to the proxy statement.

Mr. Clarke’s award was determined as follows:

Target %	Target $	Target	Range of Potential Outcome	Actual	Payout
50%	$ 500,000	Profits: Achieve 2018 Adjusted net income per diluted share of $10.20	> $10.00 = 50% or $250,000 > $10.20 = 100% or $500,000 > $10.35 = 150% or $750,000 > $10.50 = 200% or $1,000,000	Achieved with macro adjusted net income per diluted share of $10.74	200% at $1,000,000
25%	$ 250,000	Acquisitions: Execute planned divestitures, ventures or acquisitions	1 transaction = 100% or $250,000 > 2 = 150% or $375,000	Not Achieved	$—
25%	$ 250,000
Positioning: Business positioning objectives-
•Close one ore more small acquisitions
•Sign new private label outsourcing contract
•Successful launch of at least one major new growth initiative
•Grow 2018 sales > 14% from 2017 proforma for acquisitions
•Hire or appoint a new key executive
•Add one new director to the Board
2 objectives = 100% or $250,000 > 3 = 150% or $375,000 > 4 = 200% or $500,000
Achieved with:
•Implementation of Casey's partnership relationship in US
•Successful acquisition of four tuck-in businesses
•Successful recruitment of key executive
•Net sales growth greater than prescribed target
200% at $500,000
100%	$1,000,000				$1,500,000
Mr. Dey’s award was determined as follows:

Target %	Target $	Target	Range of Potential Outcome	Actual	Payout
30%	$ 75,000	2018 total consolidated revenue target	> 95% = 50% or $37,500 > 100% = 100% or $75,000 > 105% = 150% or $112,500	Achieved with consolidated revenue of $2,350 million	100% at $75,000
15%	$ 37,500	Management of information technology expenses at our below budget, at budgeted foreign exchange rates for 2018	< 105% = 50% or $18,750 < 100% = 100% or $37,500 < 95%= 150% or $56,250	Achieved with spend at 103% of budget	50% at 18,750
15%	$ 37,500	Management of other expenses (excluding information technology and stock compensation) at our below budget, at budgeted foreign exchange rates for 2018	< 105% = 50% or $18,750 < 100% = 100% or $37,500 < 95%= 150% or $56,250	Achieved with < 105% of budget	50% at 18,750
20%	$ 50,000	Grow stock price 15% in 2018	100% or $50,000	Not Achieved	$—
20%	$ 50,000	Successful recruitment of three new investors, with a minimum investment of $250m or increase three existing investor positions by $250m	100% or $50,000	Achieved with growth of four investor positions by over $250m	100% at $50,000
100%	$250,000				$162,500
Mr. Adams' award was determined as follows:

Target %	Target $	Target	Range of Potential Outcome	Actual	Payout
40%	$ 70,000	2018 Revenue targets and managed all other expenses within budget in the businesses he directly manages	> 95% = 50% or $66,500 > 100% = 100% or $70,000 > 105% = 150% or $105,000	Achieved with revenue at 108% of budget and expenses within budget	150% at $105,000
30%	$ 52,500	Achievement of specified growth and operational initiatives through a business he manages, includes timely conversion of certain portfolios and vertical revenue amounts	> 95% = 50% or $26,250 > 100% = 100% or $52,500 > 105% = 150% or $78,750	Achieved with successful growth and operational activities and completion of portfolio conversion at 113% of target vertical revenue amounts	150% at 78,750
30%	$ 52,500	Achievement of specified growth and operational initiatives through a product in a business he manages	> 95% = 50% or $66,500 > 100% = 100% or $70,000 > 105% = 150% or $105,000	Not Achieved with results at 30% of target	$—
100%	$175,000				$183,750

Mr. Krantz's award was determined as follows:

Target %	Target $	Target	Range of Potential Outcome	Actual	Payout
40%	$ 46,667	2018 Revenue targets in North America fuel	> 95% = 50% or $23,334 > 100% = 100% or $46,667 > 105% = 150% or $70,000	Achieved with revenues at 104% of budget	100% at $46,667
40%	$ 46,667
Achievement of objectives for North America fuel:
•Develop and achieve budget for business he operates with at least 30% growth
•Appoint or hire a new sales leaser
•Successfully complete Casey's card conversion
•Design and implement simplified products
•Other specified growth and operational initiatives
Each objective = 10% or $11,667 (max of six objectives or $70,000)
Achieved with:
•Development and exceeded budget for business he operates with over 30% growth
•Successfully hired new sales leader
•Successfully completed Casey's card conversion
•Designed and implemented simplified products as prescribed
•Achieved a majority of other specified growth and operational initiatives
150% at 70,000
20%	$ 23,333	Achievement of sales budget for North America fuel	> 95% = 50% or $11,667 > 100% = 100% or $23,333 > 105% = 150% or $35,000	Achieved with results at 97% of sales budget	50% at $11,667
100%	$116,667				$128,334
Mr. Netto's award was determined as follows:

Target %	Target $	Target	Range of Potential Outcome	Actual	Payout
40%	R$226,440	2018 Revenue targets in Brazil business (excluding STP)	> 95% = 50% or R$113,220 > 100% = 100% or R$226,440 > 105% = 150% or R$339,660	Achieved with 100% of revenue targets met	100% at R$226,440
30%	R$169,830	2018 Sales budget in Brazil business (excluding STP)	> 95% = 50% or R$84,915 > 100% = 100% or R$169,830 > 105% = 150% or R$254,745	Achieved with sales results at 125% of plan	150% at R$254,745
30%	R$169,830	Achieve a target of two strategies, including new contractual relationships, new partner deals, acquisitions, and successful recruitment of executives for business he manages	Each objective = 15% or R$84,915 (max of three objectives or R$254,745)	Achieved with the signing of a new contractual relationship related to the RFID (radio frequency identification) product and the successful recruitment of three key executive	100% at R$169,830
100%	R$566,100				R$651,015
The annual incentive award amounts earned by each named executive officer under our cash incentive program are included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for 2018.
2018 Discretionary bonuses. The compensation committee did not award any additional discretionary bonuses in 2018 other than to Mr. Netto as guaranteed as part of his offer of employment.
Mr. Netto is eligible to receive an annual guaranteed bonus of R$100,000 ($27,571 paid in 2018), in lieu of his participation in traditional Brazilian employee benefits, such as Christmas bonuses, vacation bonuses and pension contributions.
2019 Annual cash incentive program. The compensation committee has approved a 2019 annual cash incentive program that is materially consistent with our 2018 program. Each executive officer will have the opportunity to earn a target award based on Company-wide targets and/or individual targets. In February 2019, the compensation committee approved the 2019 annual cash incentive program based upon the recommendations of Pearl Meyer, as well as our chief executive officer.
Long-term equity incentive awards
The goal of our long-term, equity-based incentive awards is to motivate long-term performance and align the interests of our executive officers with the interests of our stockholders. Most of our equity awards require achievement of performance goals for the awards to vest. For other awards, because vesting is based on continued employment, our equity-based incentives also encourage the retention of our executive officers through the vesting period of the awards. We believe that stock options are an effective tool for meeting our compensation goals because executives are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price. In addition, we believe that performance-based restricted stock and stock awards are effective tools for meeting our compensation goals because the conditions to vesting motivate the achievement of performance goals and the value of the grants will increase as the value of our stock price increases.

The compensation committee has established an annual program to award performance-based restricted stock to executive officers based on Company-wide performance (e.g. EPS), which was renewed for 2019.
We typically use equity awards to compensate our executives in the form of (1) initial grants in connection with the commencement of employment and additional periodic grants dependent upon the executive's remaining awards outstanding for vesting, executive performance and Company performance and (2) grants designed to award the attainment of specific performance goals. To date there has been no set program for the award of incremental periodic grants, and our compensation committee retains discretion to make equity awards at any time, including in connection with the promotion of an executive, to reward an executive for extraordinary performance and/or the assumption of additional responsibilities, for retention purposes or for other circumstances. Our compensation committee has established a pool of shares available for equity awards under shareholder approved equity compensation plans. All awards are subject to applicable plan limits and the availability of shares from this pool.
In determining the size of the long-term equity incentives to be awarded to our executives, we consider the peer comparisons from Pearl Meyer, and also take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to the Company, the size of prior grants, arm’s-length negotiation at the time of an executive’s hiring and availability of shares in our pool. Our chief executive officer makes equity award grant recommendations for each executive, including our named executive officers (other than himself). Grant recommendations are presented to the compensation committee for its review and approval.
Prior to our initial public offering, we granted options and performance-based restricted stock to our employees, including executive officers, under the FLEETCOR Technologies, Inc. Amended and Restated Stock Incentive Plan, which we refer to as our “2002 Plan.” Since our initial public offering and through 2018, we have granted time-based stock options, performance-based stock options, time-based restricted stock, market-based restricted stock and performance-based restricted stock to our employees, including our executive officers, under the FLEETCOR Technologies, Inc. Amended and Restated 2010 Equity Compensation Plan, which we refer to as our “2010 Plan.”
The compensation committee may, at any time and from time to time, amend, modify or terminate any outstanding award. Award modifications may be made in order to realign the performance objectives of the award with the current goals of the Company and role of the participant in the Company. Award modifications are revalued at the date of modification in accordance with applicable accounting guidance.
2018 Equity awards. During 2018, we granted the following equity awards to our named executive officers (excluding award modifications):

Name	Performance-based restricted stock	Time-based stock options
Ronald F. Clarke	25,000	—
Eric R. Dey	875	—
Kurt P. Adams	4,046	15,000
David J. Krantz	875	100,000
Armando L. Netto	875	15,000

Performance-based restricted stock grants. Certain of our performance-based restricted stock grants contain individual or business unit performance conditions. Such shares typically do not vest until these performance conditions have been satisfied. For 2018, approximately 95% of stretch targets related to performance-based restricted stock grants were attained by executives. The earning of these performance based restricted stock awards is indicative of the performance of the Company during the same period.
We also provide performance-based restricted stock grants based on Company-wide performance conditions. The compensation committee approved an annual program for granting of performance-based restricted stock grants based on the Company achieving adjusted earnings per share “EPS” targets. This program awarded each executive officer annual grants tied to Company-wide goals and helps align their interests and compensation with those of our stockholders. We refer to these awards as EPS grants. The Company has historically attained its performance goals and thus these EPS grants have historically vested at 100%. The EPS grants award program was reviewed in 2018 and approved by the compensation committee for continuance in 2019.
Performance-based stock option grants. We also may provide performance-based stock option grants based on Company-wide performance conditions. These awards are typically designed as stretch target awards at the time of grant. The exercise price of each stock option grant is the fair market value of our common stock on the grant date (closing stock price) and typically vests over a period of three years and are attainable only with continued employment through the vesting period, as well as successful achievement of the related performance criteria.

Time-based stock option grants. The exercise price of each stock option grant is the fair market value of our common stock on the grant date (closing stock price). Stock option awards to our named executive officers typically vest ratably over a period of two to four years and are attainable only with continued employment through the vesting period. We believe stock option awards are inherently performance-based, requiring stock price appreciation before there is any real value earned, while encouraging long-term employment with the Company.
Neutral macro-economic environment methodology. Consistent with how the Company evaluates its operating performance over prior periods, the compensation committee determined to evaluate equity award targets based on a like for like macro-economic environment basis (i.e., holding fuel prices and foreign exchange rates steady to be consistent with the prior period) in order to better align executive compensation with the actual operating performance achieved.
2018 Equity Awards—Chief Executive Officer
The compensation committee independently considered Mr. Clarke’s long-term equity incentive compensation in 2018. The compensation committee considered the history of grants to Mr. Clarke, the rationale for the grants and the relative vesting/performance criteria established for those grants, the historical performance of the Company, as well as anticipated future performance of the Company when determining appropriate grants in 2018.
Performance-based restricted stock grant: During 2018, the compensation committee approved a grant to Mr. Clarke of 25,000 shares of performance-based restricted stock, which required the Company to achieve 2018 net income per diluted share “EPS” of a $10.20 based on a constant macro-economic environment to include interest rates, tax rates, fuel price, fuel spreads and foreign exchange rates. The performance conditions for this grant were satisfied as the Company achieved adjusted net income per diluted share on a macro-neutral basis of $10.74 in 2018, which represents growth of 26% over 2017.
2018 Equity Awards—Other Named Executive Officers
Performance-based restricted stock grant: The compensation committee granted Messrs. Dey, Adams, and Netto 875 shares of performance-based restricted stock in January 2018 and Mr. Krantz 875 shares of performance-based restricted stock in June 2018, which required the Company to achieve 2018 adjusted net income per diluted share of $10.20, based on a constant macro-economic environment to include interest rates, tax rates, fuel price, fuel spreads and foreign exchange rates. The performance conditions for this grant was satisfied as the Company achieved adjusted net income per diluted share on a macro-neutral basis of $10.74 in 2018.
Time-based stock option grants: As certain of our executives had limited remaining unvested awards with a strike price in excess of the Company's stock price during the first half of 2018, the compensation committee considered the need for new long-term grants in order to ensure the continued long-term engagement and employment of these executives.
Mr. Adams-Additional Grants
Time-based stock option grant: During 2018, Mr. Adams received a grant of 15,000 stock options, which will vest 50% on each of December 31, 2020 and 2021.
Performance-based restricted stock grant: During 2018, the compensation committee granted Mr. Adams an additional 3,171 shares of performance-based restricted stock, which requires Mr. Adams to achieve certain specified growth and operational initiatives through specified business solutions he manages. The performance criteria was partially met, and 1,586 shares of the award vested.
Mr. Krantz-Additional Grants
During 2018, the compensation committee granted long-term stock awards to Mr. Krantz in connection with his hiring.
Time-based stock option grant: During 2018, Mr. Krantz received a grant of 100,000 stock options, which will vest 25% on each of June 5, 2019, and then May 30, 2020, 2021 and 2022, respectively.
Mr. Netto-Additional Grants
Time-based stock option grant: During 2018, Mr. Netto received a grant of 15,000 stock options, which will vest 50% on each of December 31, 2020 and 2021.
Performance-based restricted stock grant: During 2018, the compensation committee modified the performance criteria related to Mr. Netto's performance-based restricted stock originally granted in 2014. This award was modified to better align the criteria with the priorities of the Company in 2018. The performance criteria for 7,500 shares relates to three separate tranches of 2,500 shares each. The target criterion for the first tranche relates to entering into a new contractual relationship in 2018 related to our RFID product in Brazil, which was achieved in 2018. The target criterion for the second and third tranches related to entering into two incremental new contractual relationships in 2018. The second tranche performance criteria was met, with a contractual agreement with Ipiranga in 2018. The third tranche performance criteria was not achieved.
Benefits and perquisites
We offer all U.S.-based employees the opportunity to participate in a 401(k) plan. The general purpose of our 401(k) plan is to provide employees with an incentive to make regular savings contributions in order to provide additional financial security during retirement. Our 401(k) plan provides that we match 25% of an employee’s contribution, up to an employee contribution of 4% of salary. Our named executive officers in the U.S. may participate in this 401(k) plan on the same basis as all of our other participating employees. Our senior executives in Brazil, including Mr. Netto, receive a car allowance on a monthly basis to assist with the cost of transportation.
We provide to all of our eligible employees, including our named executive officers, health benefits and we pay the premiums for these benefits on behalf of our named executive officers. We provide to our named executive officers life insurance benefits, long-term care insurance and concierge doctor services and pay the premiums on their behalf.
We do not provide any nonqualified deferred compensation arrangements or defined benefit pension plans to our named executive officers.

Role of the Independent Compensation Consultant
The compensation committee engages a compensation consultant as it deems appropriate, and in 2018, the compensation committee retained Pearl Meyer as its compensation consultant. The consultant takes guidance from and reports directly to the compensation committee, with respect to the review of historical Say on Pay voting results, equity compensation plan modeling and executive compensation program design for 2018. At the request of the compensation committee, and to provide context for the compensation committee’s compensation decisions, the consultant performed the following key services for the compensation committee during 2018:

•	Reviewed the historical Say on Pay voting results, CEO pay and stockholder outreach considerations;

•	Provided advice and counsel on developing an equity compensation plan share reserve request; and

•	Developed recommendations for executive compensation program design, taking into consideration FLEETCOR's business strategy, competitive practice and stockholder engagement feedback.
As part of its assessment of the Company's executive compensation, Pearl Meyer conducted a market review and analysis for the named executive officers to determine whether their total targeted compensation opportunities were competitive with positions of a similar scope in similarly sized companies in similar industries, refined the Company's performance-based peer group, that consists of organizations with similar financial performance characteristics to the Company, and an industry-based group, that consists of organizations with similar businesses to that of the Company; and attended compensation committee meetings at the request of the committee.
Compensation Consultant Conflict of Interest and Independence Assessment
In light of SEC and NYSE rules, we requested and received information from Pearl Meyer, addressing independence and potential conflicts of interest, including the following factors: (1) other services provided to us by the consulting firm; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the compensation committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Based on an assessment of these factors, including information gathered from directors and executive officers addressing business or personal relationships with the consulting firm or the individual consultants, the compensation committee concluded that the work of Pearl Meyer did not raise any conflict of interest and that Pearl Meyer are each independent.
Peer Groups
We considered the compensation levels, programs, and practices of peer companies to assist us in setting our executive compensation by taking into account market competitiveness and the goal of motivating our executives to appropriately drive corporate performance. The compensation committee periodically reviews and updates the list of companies comprising the peer groups to provide an appropriate marketplace focus.
The compensation committee engaged Pearl Meyer to update and construct two peer groups, with input from the Company and the compensation committee and approved by the compensation committee, that is used during 2018 and going forward for the establishment of certain compensation: (1) a broader market, high performing group that consists of comparably-sized organizations with similar financial performance characteristics to the Company; and (2) an industry-based group that consists of organizations of similar size with similar businesses to that of the Company. These peer groups are referred to as the Performance Peer Group and the Industry Peer Group.
We believe that we compete for talent with companies in each of these peer groups. We believe that identification of peer groups both in our industry and with comparable performance and market capitalization is useful in analyzing our executive compensation program and pay practices. While we are comparable to other companies in our industry in terms of product offerings, we are near the top of our industry and our sector in terms of growth and profitability during the past year, which can make it more challenging for the compensation committee and our stockholders to evaluate our compensation program as compared to our industry. Thus, we believe it also is useful to compare ourselves to companies with similar three year performance results, in addition to companies in our industry.

2018 Performance Peer Group:
Our broader market, high performing peer group was identified in terms of one-year and three-year business performance based on the following metrics: revenue growth, earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA margins, EPS growth, return on average invested capital and total shareholder return and included companies with market capitalizations ranging from $4—$42 billion, with a median market capitalization of approximately $15 billion. Industry was not a criterion for this peer group. Our identified broader market, high performing peer group and their financial performance are as follows:

(in millions, except percentages)	Revenue	Market Cap	EBITDA	EBITDA Margin	1 YR TSR	3 YR TSR	5 YR TSR
Alexion Pharmaceuticals, Inc.	$4,133	$29,890	$2,539	61%	-19%	-20%	-6%
Align Technology, Inc.	$1,966	$21,910	$520	26%	-6%	47%	30%
Analog Devices, Inc.	$6,201	$38,330	$2,905	47%	-2%	18%	14%
Coherent, Inc.	$1,903	$3,323	$550	29%	-62%	18%	7%
Equinix, Inc.	$5,087	$37,905	$2,413	47%	-20%	7%	19%
Intercontinental Exchange, Inc.	$6,276	$42,507	$3,193	51%	8%	15%	12%
IPG Photonics Corporation	$1,460	$7,847	$604	41%	-47%	8%	8%
Martin Marietta Materials, Inc.	$4,244	$12,356	$1,104	26%	-21%	9%	13%
Microchip Technology Incorporated	$3,981	$19,230	$1,720	43%	-17%	18%	13%
MKS Instruments, Inc.	$2,075	$4,872	$625	30%	-31%	23%	18%
Skyworks Solutions, Inc.	$3,868	$14,019	$1,722	45%	-28%	-3%	20%
SS&C Technologies Holdings, Inc.	$3,421	$15,822	$1,281	37%	12%	10%	16%
Vail Resorts, Inc.	$2,012	$8,673	$618	31%	2%	21%	26%
Zayo Group Holdings, Inc.	$2,604	$6,638	$1,291	50%	-38%	-5%	1%

Median	$3,645	$14,920	$1,286	42%	-19%	13%	13%

FLEETCOR Technologies Inc.	$2,433	$20,913	$1,365	56%	-3%	9%	10%
FLEETCOR Percentile in peer group	40%	67%	60%	93%	73%	47%	33%

(in millions, except percentages)	1 YR Revenue Growth	3 YR Revenue Growth	5 YR Revenue Growth	1 YR EBITDA Growth	3 YR EBITDA Growth	5 YR EBITDA Growth
Alexion Pharmaceuticals, Inc.	17%	66%	173%	-34%	6%	35%
Align Technology, Inc.	33%	131%	201%	30%	155%	374%
Analog Devices, Inc.	21%	81%	135%	62%	154%	181%
Coherent, Inc.	10%	137%	135%	14%	277%	318%
Equinix, Inc.	16%	87%	136%	21%	111%	175%
Intercontinental Exchange, Inc.	4%	34%	250%	3%	58%	367%
IPG Photonics Corporation	4%	62%	125%	0%	60%	146%
Martin Marietta Materials, Inc.	7%	20%	97%	5%	40%	170%
Microchip Technology Incorporated	17%	85%	152%	120%	126%	291%
MKS Instruments, Inc.	8%	155%	210%	3%	218%	656%
Skyworks Solutions, Inc.	6%	19%	116%	8%	34%	264%
SS&C Technologies Holdings, Inc.	104%	242%	380%	47%	217%	221%
Vail Resorts, Inc.	5%	44%	79%	3%	74%	163%
Zayo Group Holdings, Inc.	18%	93%	159%	23%	156%	227%

Median	13%	83%	144%	11%	118%	224%

FLEETCOR Technologies Inc.	8%	43%	172%	19%	88%	207%
FLEETCOR Percentile in peer group	40%	27%	67%	60%	47%	47%
___________________
Note: All financial data effective as of most recent fiscal year end or 12 month rolling data as was available. Market cap is as of December 31, 2018. Also, certain companies in the performance peer group were removed as they were acquired by or merged with other entities and cease to exist as standalone entities.

2018 Industry Peer Group:
Our industry based peer group was identified by considering publicly traded companies in the data processing/payments/business services sectors. At the time the peer group was constructed, the median market capitalization also was approximately $16 billion. Our identified industry peer group and their financial performance are as follows:

(in millions, except percentages)	Revenue	Market Cap	EBITDA	EBITDA Margin	1 YR TSR	3 YR TSR	5 YR TSR
Alliance Data Systems Corporation	$7,791	$9,136	$2,080	27%	-40%	-18%	-10%
Broadridge Financial Solutions, Inc.	$4,407	$11,880	$881	20%	8%	24%	22%
Euronet Worldwide, Inc.	$2,537	$7,261	$494	19%	21%	12%	16%
First Data Corporation Class A	$9,498	$14,995	$3,264	34%	1%	2%	2%
Fiserv, Inc.	$5,823	$34,374	$2,193	38%	12%	17%	20%
Global Payments Inc.	$3,366	$21,333	$1,402	42%	3%	17%	26%
Intuit Inc.	$5,964	$67,157	$2,243	38%	26%	28%	22%
Jack Henry & Associates, Inc.	$1,537	$10,664	$544	35%	9%	19%	18%
Paychex, Inc.	$3,381	$28,411	$1,463	43%	-1%	11%	11%
Total System Services, Inc.	$4,028	$16,456	$1,370	34%	3%	19%	21%
Worldpay, Inc. Class A	$3,925	$33,519	$1,895	48%	4%	17%	19%
WEX Inc.	$1,493	$8,242	$623	42%	-1%	17%	7%

Median	$3,977	$15,725	$1,432	37%	4%	17%	18%

FLEETCOR Technologies Inc.	$2,433	$20,913	$1,365	56%	-3%	9%	10%
FLEETCOR Percentile in peer group	23%	62%	38%	100%	15%	23%	31%

(in millions, except percentages)	1 YR Revenue Growth	3 YR Revenue Growth	5 YR Revenue Growth	1 YR EBITDA Growth	3 YR EBITDA Growth	5 YR EBITDA Growth
Alliance Data Systems Corporation	1%	21%	80%	12%	36%	81%
Broadridge Financial Solutions, Inc.	4%	62%	82%	16%	43%	90%
Euronet Worldwide, Inc.	13%	43%	80%	14%	86%	130%
First Data Corporation Class A	-21%	-17%	-12%	13%	156%	36%
Fiserv, Inc.	2%	11%	21%	17%	41%	58%
Global Payments Inc.	-15%	21%	42%	27%	118%	168%
Intuit Inc.	15%	42%	43%	9%	83%	21%
Jack Henry & Associates, Inc.	7%	22%	36%	7%	25%	49%
Paychex, Inc.	7%	23%	45%	5%	23%	42%
Total System Services, Inc.	-18%	45%	89%	8%	55%	107%
Worldpay, Inc. Class A	-3%	24%	85%	10%	105%	169%
WEX Inc.	19%	75%	108%	11%	73%	66%

Median	3%	23%	62%	11%	64%	73%

FLEETCOR Technologies Inc.	8%	43%	172%	19%	88%	207%
FLEETCOR Percentile in peer group	77%	69%	100%	92%	77%	100%
____________________
Note: All financial data effective as of most recent fiscal year end or 12 month rolling data as was available. Market cap is as of December 31, 2018.
Consideration of Peer Groups and Compensation Levels
The compensation committee reviews and discusses external market information and advice from independent consultants. However, this is just one of many factors considered by the compensation committee when making pay determinations, and the committee reserves the right to make decisions that differ from the market data and advice provided by independent consultants.

For purposes of NEO pay determinations during 2018, the compensation committee considered market data provided by Pearl Meyer. In early 2018, Pearl Meyer collected and analyzed comprehensive market data for the compensation committee’s use, based on a review of executive officer pay levels for each company within the performance-based and industry-based peer groups. Pearl Meyer also compared our performance results against industry peers to provide an external perspective on pay competitiveness and performance alignment, focusing on target pay opportunity relative to peer groups, actual realizable pay relative to peer groups, Company financial results relative to peer groups, and Company total shareholder return relative to peer groups. Separate comparisons were made against each comparator group, with peer group market values reported at 25th, 50th, and 75th percentile levels. The compensation committee reviewed the data for each of the named executive officers for purposes of setting each of the elements of compensation going forward, taking into consideration such factors as performance, retention, internal equity, individual development, and succession planning. The compensation committee does not target any particular quartile or percentage in making compensation decisions. The compensation committee seeks to establish competitive pay opportunities to facilitate the attraction and retention of highly capable and experienced senior executives. A significant portion of pay opportunities for our executives are tied to performance and/or stock price appreciation, to promote alignment with shareholder interests. As a result, actual pay levels for our executives may be higher or lower than target compensation levels.

The compensation consultant’s studies observed, among other things (utilizing data through December 31, 2017):

1.	FleetCor uses a "high risk / high reward" compensation strategy that emphasizes large performance-based equity grants to align executive interests with those of the Company's shareholders.

2.
Target total annual cash compensation (sum of base salary plus target short-term incentives) for the Company’s executive officers is below 50th percentile market values for peer group named executive officers, while long-term incentive grant date values, which typically are “at risk” and tied to performance and/or stock price appreciation, are well above the 75th percentile, particularly for the CEO.

3.
On a 3-year basis, FleetCor’s overall business performance, as measured by revenue growth, EBITDA growth, EBITDA margin, EPS growth, return on average invested capital, and total shareholder return (each equally weighted), was at the 75th percentile vs. industry peers and between the 50th and 75th percentiles vs. the high-performing peer group.

4.
On a 3-year annualized basis, total NEO compensation, other than for the CEO, was slightly above the 75th percentile vs. industry peers and between 50th and 75th percentile values for high-performing peers, while total compensation for the CEO was well above the 75th percentile.

As previously noted, our executive compensation program places primary emphasis on performance-based equity grants that require meaningful contributions by the employee to Company results and/or stock price appreciation from the date of grant. We believe this mix of compensation has contributed to our significant growth and value creation since the initial public offering, and will continue to align NEO pay with performance and shareholder interests going forward.

Based on the Pearl Meyer analysis and shareholder feedback following last year’s Say on Pay vote, and the other factors set forth below, the compensation committee and Mr. Clarke agreed that Mr. Clarke’s total compensation for 2018 would not exceed $8 million, as demonstrated in the summary compensation table.

Executive Equity Ownership Guidelines
Our executive officers are encouraged to hold significant equity interests in the company. Our Board expects the following executive officers to own or to acquire, within five years of appointment to such officer position or within five years from December 31, 2010, whichever is later, shares of our common stock having a market value of a multiple of his or her base salary as indicated below:

• Chief Executive Officer	3.0x

• Chief Financial Officer	2.0x

• Chief Operating Officer	2.0x

• All Other Executive Officers	1.5x
All of our executive officers were in compliance with these guidelines as of December 31, 2018, except Mr. Krantz, who still has five years to comply. Our Board recognizes that exceptions to this policy may be necessary or appropriate in individual cases, and the chairman of the compensation committee may approve such exceptions from time to time, as he deems appropriate.

Severance and Change of Control Benefits
Under their employment agreements or offer letters, and pursuant to our historic practice, our executive officers are generally entitled to certain severance and change of control benefits.

•
If we terminate Mr. Clarke’s employment for any reason other than for cause, Mr. Clarke will receive cash severance payments, in equal monthly installments over 12 months, equal to 150% of his then-current annual base salary plus any accrued and unpaid vacation. Mr. Clarke will also receive payment of his health insurance premiums in amounts equal to those made immediately prior to his termination and, if permissible, continuation of coverage under our life and disability insurance plans for 12 months. In addition, if within 12 months following a change in control Mr. Clarke’s employment is terminated by him for good reason or is terminated by the Company for any reason other than cause, Mr. Clarke can elect to have us purchase from him any remaining equity in the Company that he held at January 1, 2010 and still holds. At December 31, 2017, this included 525,000 options to purchase the Company's common stock. The purchase price would be at the fair market value less the applicable exercise price for each grant. In addition to Mr. Clarke’s rights under his employment agreement, he also has all rights and conditions as to stock and stock options granted to him under our 2010 Plan as set forth below.

•
Each of our other executive officers will receive cash severance in the amount of six months of their then-current salary, upon execution of a general release, if they are terminated by us for any reason other than for cause. We provide severance compensation if our executives are terminated without cause to incentivize our executive officers to act in the best interests of our stockholders in the face of a transaction even if they may be terminated as a result.

For a further discussion of these benefits, see “Employment agreements and offer letters” and “Potential payments on termination or change in control.”
Our stock option and restricted stock award agreements under our 2002 Plan do not provide for accelerated vesting under any circumstances.
Under our 2010 Plan and the related stock option and stock grant agreements, all conditions to the exercise of outstanding options and issuance or forfeiture of outstanding stock grants will be deemed satisfied as of the effective date of a change in control, only if as a result of a change in control all of the outstanding options and stock grants granted under the 2010 Plan are not continued in full force and effect or there is no assumption or substitution of the options and stock grants (with their terms and conditions unchanged) in connection with such change in control. In addition, if outstanding options or stock grants are continued in full force and effect or there is an assumption or substitution of the options and stock grants in connection with a change in control, then any conditions to the exercise of an employee’s outstanding options and any issuance and forfeiture conditions of outstanding stock grants will automatically expire and have no further force or effect on or after the date that the employee’s service terminates, if the employee’s employment with FLEETCOR is terminated at our initiative for reasons other than “cause” (as defined in the 2010 Plan) or is terminated at the employee’s initiative for “good reason” (as defined in the 2010 Plan) within the two-year period starting on the date of the change in control (often called a “double trigger” change in control vesting).
A change in control means, generally:

•
any sale by us of all or substantially all of our assets or our consummation of any merger, consolidation, reorganization or business combination with any person, except for certain transactions specified in the 2010 Plan;

•	the acquisition by any person, other than certain acquisition specified in the 2010 Plan, of 30% or more of the combined voting power of our then-outstanding voting securities;

•	a change in the composition of our Board of Directors that causes less than a majority of the directors to be directors that meet one or more of the descriptions to be set forth in the 2010 Plan; or

•	stockholder approval of our liquidation or dissolution, other than as provided in the 2010 Plan.
Ongoing Stockholder Outreach Program
Our Board and management team greatly value the opinions and feedback of our stockholders, which is why we have proactive, ongoing engagement program throughout the year focused on corporate governance, corporate responsibility and executive compensation, in addition to the ongoing dialogue among our stockholders and our Chief Executive Officer, Chief Financial Officer and Investor Relations team on FLEETCOR’s financial and strategic performance.

The Company routinely provides information to and receives feedback from our investors in a wide variety of formats, including in our quarterly SEC filings, quarterly earnings conference calls, our Annual Report and proxy statement, regular investor conferences and road-shows, and meetings with individual investors. Our Investor Relations department is dedicated full time to responding to questions from stockholders and other investors about the Company and its performance
Hedging and Pledging
Derivative securities are securities, contracts or arrangements whose value varies in relation to the price of our securities. For example, derivative securities would include exchange-traded put or call options, as well as individually arranged derivative transactions, such as prepaid forwards. Many forms of derivatives are speculative in nature (meaning that their value fluctuates based on short-term changes in the price of our shares), and the purchase or sale of such derivatives by our employees could motivate them to take actions that are in conflict with the long-term interests of other stockholders and could also cause the appearance of misuse of inside information.

Accordingly, our employees, officers and directors are prohibited by our insider trading compliance policy from purchasing or selling derivative securities, entering into derivatives contracts relating to our stock or otherwise engaging in hedging transactions. The prohibition on hedging transactions does not apply to stock options and other interests issued under our employee benefit plans. Furthermore, our insider trading compliance policy prohibits executive officers and directors from pledging or otherwise using as collateral shares of our common stock.
Section 162(m)
The Compensation Committee recognizes the tax and regulatory factors that can influence the structure of executive compensation programs. Prior to January 1, 2018, Section 162(m) of the Internal Revenue Code prohibited a tax deduction to public corporations for compensation greater than $1 million for any fiscal year to the chief executive officer and the three highest paid executive officers excluding the chief executive officer and chief financial officer. However, specific forms of performance-based compensation were excluded from the $1 million deduction limit assuming certain requirements were met.

Effective January 1, 2018, Section 162(m) was amended to prohibit a tax deduction for all compensation greater than $1 million, including performance-based compensation, paid to its (i) principal executive officer, (ii) principal financial officer, (iii) any individual who served or acted in the capacity of either of the former roles at any time during the tax year, (iv) three highest paid executive officers excluding the principal executive officer and principal financial officer, and (v) any employee who during any taxable year beginning after December 31, 2016 was considered the principal executive officer, principal financial officer, or one of the three highest paid executive officers excluding the principal executive officer and principal financial officer of the company or a predecessor.

These changes to Section 162(m) included certain transition rules under which the changes to Section 162(m) regarding the deductibility of performance-based compensation would not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017, and was not materially modified after that date.

Unless materially modified, stock options and other equity awards granted under the Company’s equity compensation plan prior to January 1, 2018 should be exempt from the Section 162(m) deductibility limit because they were granted prior to the effective date of the January 1, 2018 amendment. However, in light of the elimination of the exception to the Section 162(m) deduction limit for performance-based compensation, we will not be able to deduct amounts with respect to stock options and other equity awards granted under the Plan on or after January 1, 2018 in excess of the Section 162(m) limit.

For 2018 executive compensation programs, the Committee considered the implications of Section 162(m) as it existed prior to the January 1, 2018 amendment. While the Committee considers tax deductibility as one factor for determining executive compensation, the Committee also considers the accounting implications of the various elements of our compensation program, including the impact on our financial results and the dilutive impact to stockholders of various forms of compensation.

Despite the Compensation Committee’s efforts to structure its executive team’s annual cash incentives and equity compensation awards in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Some Proxy Advisors Use Non-GAAP/Non-SEC Valuation Methodologies That May Assign A Higher Value To Our Stock Options

In computing total compensation for our named executive officers, the company applies generally accepted accounting principles (specifically, ASC 718, “Stock Compensation”, formerly FAS 123R) when recording stock based compensation. This is the methodology set forth in the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107, which “requires that when valuing an employee share option under the Black-Scholes framework the fair value of employee share options be based on the share options’ expected term rather than the contractual term.”

The Company uses the expected term of our employee stock option grants, which is based on actual historical experience and the corresponding stock price volatility and risk-free rate of return.  The calculation of this expected term is based on generally accepted accounting principles and specific direction provided by the SEC.

Some proxy advisors use the full contractual term of stock options rather than the expected term.  This use of a term that is two or more times longer than actual expected terms significantly increases the amount calculated under the Black-Scholes framework for the Company’s stock option awards.  As a result, proxy advisors may assign a value to our named executive officers’ stock option awards more than 50% greater than the Company’s valuations.  While we understand that proxy advisors use this methodology in order to provide a consistent method of comparison across all companies they assess, this methodology does not comply with generally accepted accounting principles or SEC guidance, and is not considered an accurate method of valuing employee stock option grants.  As such, it would be improper for the Company to use this methodology in this proxy statement.

NAMED EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table for 2018
The following table shows the compensation for each of the named executive officers calculated in accordance with SEC rules and regulations.
The amounts presented below in the “Stock Awards” and “Option Awards” columns represent the grant date fair value of awards granted to the named executive officers and may not reflect the actual value to be realized by each executive officer. Variables that can affect the actual value realized by the named executive officer include achievement levels of performance targets, economic and market risks associated with stock and option awards and performance unit valuation based on the market price of FLEETCOR’s stock. The actual value realized by the named executive officer will not be determined until the time of vesting in the case of restricted stock, and performance-based restricted stock, or until option exercise in the case of option awards.

Named Executive Officer	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Ronald F. Clarke	2018	$1,000,000	$—	$5,226,250	$—	$1,500,000	$31,138	$7,757,388
Chief Executive Officer and Chairman of the Board of Directors	2017	$1,000,000	$—	$15,126,500	$35,386,931	$1,100,000	$30,379	$52,643,810
	2016	$1,000,000	$—	$13,387,500	$13,340,451	$1,625,000	$25,112	$29,378,063

Eric R. Dey	2018	$500,000	$—	$174,781	$—	$162,500	$28,214	$865,495
Chief Financial Officer	2017	$444,808	$—	$2,176,346	$3,740,872	$138,250	$28,842	$6,529,118
	2016	$373,077	$—	$167,754	$799,164	$159,375	$26,517	$1,525,887

Kurt P. Adams	2018	$344,231	$—	$837,679	$759,195	$183,750	$26,534	$2,151,389
Group President— Corporate Payments

David J. Krantz	2018	$227,692	$—	$178,640	$5,198,683	$128,333	$19,734	$5,753,082
Group President—North America Fuel

Armando L. Netto(7)	2018	$291,540	$27,571	$688,681	$759,195	$180,136	$36,816	$1,983,939
President—Brazil
 ______________

(1)	This column represents the salary earned for the applicable year.

(2)	This column represents the discretionary bonus amounts paid for the applicable year. For a description of these payments in 2018, see “—Components of compensation—Annual cash incentive compensation.”

(3)
This column represents the aggregate grant date fair value for the stock awards granted/modified in the applicable year, computed in accordance with FASB ASC Topic 718. The assumptions used to value these awards can be found in Note 6 to the financial statements included in our 2018 Annual Report on Form 10-K. For an overview of the features of the 2018 awards, see “—Components of compensation—Long-term equity incentive awards”. Awards with performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award. The amounts shown for Messrs. Clarke, Dey, Adams and Krantz represent the maximum grant date fair value for the performance-based restricted stock granted in 2018. The amount shown for Mr. Netto includes one award of 875 performance-based restricted shares at their maximum grant date fair value. The amount shown for Mr. Netto also includes 7,500 performance-based restricted shares granted in 2014 and modified in 2018 with incremental maximum grant date fair value of $513,900.

(4)
This column represents the aggregate grant date fair value for the stock option awards granted/modified in the applicable year, computed in accordance with FASB ASC Topic 718. The assumptions used to value these awards can be found in Note 6 to the financial statements included in our 2018 Annual Report on Form 10-K. For an overview of the features of the 2018 awards, see “—Components of compensation—Long-term equity incentive awards”. Awards with performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award.

(5)
This column represents the amounts earned under the applicable year annual cash incentive award programs based on achievement of performance goals under the program. For a description of the program, including the 2018 performance goals under the program, see “—Components of compensation—Annual cash incentive compensation.”

(6)	The following table breaks down the amounts shown in this column for 2018:

Name	Vehicle Related Allowance	Health Benefit Premiums	Long-Term Care Premiums	Life Insurance Premiums	Other	Total
Ronald F. Clarke	$—	$26,537	$1,037	$3,564	$—	$31,138
Eric R. Dey	$—	$25,150	$742	$2,322	$—	$28,214
Kurt P. Adams	$—	$24,837	$1,037	$660	$—	$26,534
David J. Krantz	$—	$18,571	$727	$436	$—	$19,734
Armando L. Netto	$14,994	$11,858	$—	$313	$9,651	$36,816

(7)
As Mr. Netto is based in Brazil, his compensation is denominated in Brazilian Real. All amounts for Mr. Netto for 2018 have been converted to U.S. dollars at an average exchange rate of $1 to R$3.6270 during 2018.

Grants of Plan-Based Awards for 2018
The following table provides information about awards granted in 2018 to each of the named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan awards(1)		Estimated future payouts under the equity incentive plan awards (2)	All other options awards: number of securities underlying options (3)	Exercise or base price of option awards	Grant date fair value of stock and option award(4)
Name	Grant/Modification Date	Target ($)	Maximum ($)	Target (#)	(#)	($/Share)	($)
Ronald F. Clarke		$1,000,000	$1,875,000
	4/17/2018			25,000			$5,226,250

Eric R. Dey		$250,000	$325,000
	3/1/2018			875			$174,781

Kurt P. Adams		$175,000	$262,500
	3/1/2018			875			$174,781
	4/17/2018			3,171			$662,898
	3/1/2018				15,000	$199.75	$759,195

David J. Krantz		$116,667	$185,000
	6/5/2018			875			$178,640
	6/5/2018				100,000	$204.16	$5,198,683

Armando L. Netto		$156,081	$234,122
	3/1/2018			875			$174,781
	3/1/2018				15,000	$199.75	$759,195
	7/16/2018			2,500			$171,300
	7/16/2018			2,500			$171,300
	7/16/2018			2,500			$171,300
______________

(1)
These columns reflect the target and maximum amounts that could be earned under our 2018 annual cash incentive program for each named executive officer. There is no threshold amount under the program. For information concerning this program, see “—Components of compensation—Annual cash incentive compensation.” The maximum estimated payouts under the non-equity incentive plan awards do not include any discretionary bonuses that may awarded by the compensation committee. See “Summary Compensation Table for 2018” for actual amounts awarded for 2018 performance.

(2)
This column reflects the number of shares of performance-based restricted stock granted/modified in 2018. These awards do not have a threshold or maximum amount. For information concerning these grants, see “—Components of compensation—Long-term equity incentive awards—2018 Equity awards.”

(3)
This column reflects the number of stock options granted in 2018, subject to time vesting. For information concerning this grant and the vesting schedule, see “—Components of compensation—Long-term equity incentive awards—2018 Equity awards.”

(4)
This column reflects the incremental grant date fair value of restricted stock modified, as well as the grant date fair value of restricted stock and stock option awards granted to each of the named executive officers in 2018, under FASB ASC Topic 718. Awards with performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award. Awards with performance conditions are computed based on the probable outcome of the performance condition as of the grant date of the award. There can be no assurance that the grant date fair value of stock and option awards will ever be realized by the named executive officers.

(5)
As Mr.Netto is based in Brazil, his compensation is denominated in Brazilian Real. All amounts for Mr. Netto for 2018 have been converted to U.S. dollars at an average exchange rate of $1 to R$3.6270 the average exchange rate during the year.

Option Exercises and Stock Vested
The following table shows the number of stock options exercised and stock vested in 2018 by each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(1)
Ronald F. Clarke	335,000	$69,172,199	100,000	$17,967,000
Eric R. Dey	—	$—	14,178	$2,547,361
Kurt P. Adams	—	$—	5,503	$988,724
David J. Krantz	—	$—	—	$—
Armando L. Netto	—	$—	6,170	$1,108,564
______________

(1)
Value realized is calculated based on the closing price of our common stock on the New York Stock Exchange on the date of exercise or vesting. There is no guarantee the named executive officers actually received or will receive the value indicated upon the ultimate disposition of the underlying shares of common stock.

Outstanding Equity Awards at December 31, 2018
The following table shows the number of stock options and restricted stock held by the named executive officers on December 31, 2018.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options(#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option grant date	Option expiration date	Equity incentive plan awards; number of unearned shares or other rights that have not vested (#)(2)	Equity incentive plan awards; market or payout value of unearned shares or other rights that have not vested ($)(3)
Ronald F. Clarke	190,000	—	$10.00	6/17/2009	6/17/2019
	833,332	—	$23.00	12/14/2010	12/14/2020
	833,333	—	$35.04	6/29/2012	6/29/2022
	850,000	—	$149.68	12/4/2014	12/4/2024
	425,000	—	$114.90	1/20/2016	1/20/2026
	425,000	425,000	$150.74	1/25/2017	1/25/2027
						25,000	$4,643,000
Eric R. Dey	44,000	—	$155.65	2/23/2015	2/23/2025
	44,000	—	$114.90	1/20/2016	1/20/2026
	—	88,000	$150.74	1/25/2017	1/25/2027
	15,000	15,000	$133.40	5/5/2017	5/5/2027
						875	$162,505
Kurt P. Adams	21,297	7,100	$144.59	10/21/2015	10/21/2025
	7,099	—	$114.90	1/20/2016	1/20/2026
	15,000	15,000	$133.40	5/5/2017	5/5/2027
	—	15,000	$199.75	3/1/2018	3/1/2018
						4,046	$751,423
David J. Krantz	—	100,000	$204.16	6/5/2018	6/5/2028
						875	$162,505
Armando L. Netto	45,000	—	$132.24	7/15/2014	7/15/2024
	22,500	—	$114.90	1/20/2016	1/20/2026
	15,000	15,000	$133.40	5/5/2017	5/5/2027
	—	15,000	$199.75	3/1/2018	3/1/20128
						875	$162,505
______________

(1)
Mr. Clarke's stock options granted on January 25, 2017 vested or will vest ratably on December 31, 2018 and 2019. Mr. Dey's stock options granted on January 25, 2017 will vest ratably on December 31, 2019 and 2020. Messrs. Dey, Adams, and Netto's stock options granted on May 5, 2017 vested or will vest ratably on May 5, 2018 and 2019. Mr. Adams' stock options granted on October 21, 2015 vested or will vest ratably on September 8, 2016, 2017, 2018 and 2019. Messrs. Adams and Netto's stock options granted on March 1, 2018 will vest ratably on December 31, 2020 and 2021. Mr. Krantz's stock options granted on June 5, 2018 will vest ratably on June 5, 2019 and then May 30, 2020, 2021 and 2022, respectively.

(2)	Represents performance-based restricted stock awards, where performance targets are based on achieving company-wide or individual or business unit performance goals during 2019.

(3)	Market value of shares of restricted stock that have not vested is calculated using $185.72, the Company's closing stock price on December 31, 2018.

Employment Agreements, Severance and Change of Control Benefits
Ronald F. Clarke
We entered into an amended and restated employment agreement with Mr. Clarke on November 29, 2010, which amended and restated his employment agreement of September 25, 2000.

•
The initial term of the employment agreement was through December 31, 2011. Per the agreement, the agreement automatically renews for successive one year periods unless we provide notice at least 30 days prior to the expiration date.

•	Mr. Clarke is entitled to an annual base salary of at least $687,500, with annual increases at the discretion of the compensation committee.

•
We may terminate Mr. Clarke’s employment under the agreement by providing 30 days prior written notice and the payment of all sums due under the agreement. If we terminate Mr. Clarke’s employment for any reason other than for “cause” (as defined below), including through non-renewal of the agreement, Mr. Clarke will receive (1) cash severance payments, in equal monthly installments over 12 months (the “Severance Period”), in an amount equal to 150% of his then- current annual base salary plus any accrued and unpaid vacation; (2) at his election, payment of his health insurance premiums for coverage under COBRA in amounts equal to those made immediately prior to his termination until the earlier of the expiration of the Severance Period or his commencement of employment with another employer; and (3) continuation of coverage during the Severance Period under our life and disability insurance plans, if permitted by the terms of the plans.

•
If within 12 months following a change in control Mr. Clarke’s employment is terminated by him for good reason or is terminated by the Company for any reason other than cause, Mr. Clarke can elect to have us purchase from him any remaining equity in the Company that he held at January 1, 2010 and still holds. At December 31, 2018, this included 190,000 stock options. The purchase price would be at the fair market value.

In addition to Mr. Clarke’s rights under his employment agreement, he also has all rights and conditions as to stock and stock options granted to him under our 2010 Plan, which provides that all awards will accelerate if Mr. Clarke is terminated without cause within the two year period following a change in control or Mr. Clarke resigns for good reason during such period (a double trigger). The fair market value is determined by the change in control price, if the change in control is a cash transaction, or, in all other cases, by the Board of Directors in good faith.
“Cause” is defined to mean: Mr. Clarke’s (1) failure to render services to us; (2) commission of an act of disloyalty, gross negligence, dishonesty or breach of fiduciary duty; (3) material breach of the agreement; (4) commission of any crime or act of fraud or embezzlement; (5) misappropriation of our assets; (6) violation of our material written rules or policies; (7) commission of acts generating material adverse publicity toward us; (8) commission or conviction of a felony; or (9) death or inability due to disability to perform his essential job functions for a period of three months.
“Good reason” is defined to mean, following a change in control, and without Mr. Clarke’s written consent: (1) there is a significant diminution in his responsibilities; (2) a reduction in his annual base salary or total compensation and benefits in the amount of 10% or more; (3) his principal place of employment is relocated to a place that is 25 miles from the prior principal place of employment; or (4) he is required to be away from his office 25% more than was required prior to the change in control.
“Change in control” has the same definition as in the 2010 Plan.
Other named executive officers
We entered into offer letter agreements with Messrs. Dey, Adams, Krantz and Netto in connection with their hiring or promotion. Consistent with these offer letters and our historic practice, if any of these named executive officers is terminated by us for any reason other than for cause, we will (1) pay cash severance in the amount of six months of his then-current base salary and (2) provide health benefits for six months, each upon execution of a general release.
Confidentiality and Non-Competition Agreements
Under the terms and conditions of the employee confidentiality, work product and non-solicitation agreement executed by our named executive officers, which survives any termination of such executive’s employment, our named executive officers, for a period of one year following termination for any reason, have an obligation not to:

•	disclose certain of our confidential information,

•	accept employment with certain enumerated competitors,

•	solicit, in competition with our sale of products or services, any of our customers with which such executive had substantial contact within one year of such executive’s termination and

•
recruit or hire, or attempt to recruit or hire, any of our employees, consultants, contractors or other personnel, who have knowledge of certain of our confidential information and with whom such executive had substantial contact within one year of such executive’s termination.

In addition, pursuant to the employee confidentiality work product and non-solicitation agreement, during the term of employment our named executive officers have an obligation not to (i) disclose certain of our confidential information or (ii) accept employment with certain enumerated competitors.
Voluntary Termination
Except as described above, upon a voluntary termination of employment, including retirement, no executive officers are entitled to severance or other additional payments.

Potential Payments Upon Termination of Employment or Change in Control
The following table shows the potential payments to the named executive officers upon a termination of employment under various circumstances and in a change in control. In preparing the table, we assumed the triggering event occurred on December 31, 2018.

Name	Severance Amount ($)(1)	Accelerated Vesting of Equity Awards ($)(2)	Benefits ($)(3)	Total ($)
Ronald F. Clarke
Termination without cause	$1,500,000	$—	$24,837	$1,524,837
Termination for good reason or termination without cause following a change in control	$1,500,000	$14,866,500	$24,837	$16,391,337
Change in control	$—	$—	$—	$—
Eric R. Dey
Termination without cause	$250,000	$—	$11,725	$261,725
Termination without cause following a change in control	$250,000	$3,863,040	$11,725	$4,124,765
Termination for good reason following a change in control	$—	$3,863,040	$—	$3,863,040
Change in control	$—	$—	$—	$—
Kurt P. Adams
Termination without cause	$175,000	$—	$12,419	$187,419
Termination without cause following a change in control	$175,000	$1,076,823	$12,419	$1,264,242
Termination for good reason following a change in control	$—	$1,076,823	$—	$1,076,823
Change in control	$—	$—	$—	$—
David J. Krantz
Termination without cause	$200,000	$—	$12,419	$212,419
Termination without cause following a change in control	$200,000	$—	$12,419	$212,419
Termination for good reason following a change in control	$—	$—	$—	$—
Change in control	$—	$—	$—	$—
Armando L. Netto(4)
Termination without cause	$156,082	$—	$5,929	$162,011
Termination without cause following a change in control	$156,082	$784,800	$5,929	$946,811
Termination for good reason following a change in control	$—	$784,800	$—	$784,800
Change in control	$—	$—	$—	$—
______________

(1)
For Mr. Clarke, represents 150% of his then-current annual base salary and any accrued vacation. For Messrs. Dey, Adams, Krantz and Netto, represents six months of their then-current annual base salary.

(2)
Under Mr. Clarke’s employment agreement he can elect to have us purchase, at fair market value, all outstanding stock options and shares of our stock, owned by him as of January 1, 2010, upon termination for good reason or without cause within 12 months after a change in control. In addition to Mr. Clarke’s rights under his employment agreement, he also has all rights and conditions as to stock and stock options granted to him under our 2010 Plan, which provides that all awards will accelerate if Mr. Clarke is terminated without cause within the two year period following a change in control or Mr. Clarke resigns for good reason during such period. Under our 2010 Plan and the stock option and restricted stock agreements with each named executive officer, all awards will accelerate if the executive is terminated without cause within the two year period following a change in control or the executive resigns for good reason during such period. For all, excluding Mr. Clarke, the value shown above represents the value of the unvested options and restricted stock held by the named executive officers at December 31, 2018, assuming a value of $185.72 per share, the closing price of our common stock on the New York Stock Exchange on December 31, 2018, for which vesting would be accelerated. Our equity incentive award agreements, under our 2002 plan, do not provide accelerated vesting of equity awards under any circumstances.

(3)
For Mr. Clarke, represents payment of medical, dental and vision benefits for 12 months. For Messrs. Dey, Adams, Krantz and Netto, represents the value of continuation of medical, dental and vision benefits for six months.

(4)
As Mr.Netto is based in Brazil, his compensation is denominated in Brazilian Real. All amounts for Mr. Netto for 2018 have been converted to U.S. dollars at an average exchange rate of $1 to R$3.6270 the average exchange rate during the year.

EQUITY COMPENSATION PLAN INFORMATION
Securities Authorized for Issuance under Equity Compensation Plans
The following table sets forth information, as of December 31, 2018, with respect to our compensation plans under which common stock is authorized for issuance, which consist of our 2010 Amended and Restated Equity Compensation Plan and its predecessor, our 2002 Amended and Restated Stock Incentive Plan. We believe that the exercise price for all of the options granted under these plans reflect at least 100% of fair market value on the dates of grant for the options at issue.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A) (C)
Equity Compensation Plans Approved by Stockholders
2002 Plan	197,000	$10.36	390,882
2010 Plan	7,419,209	$120.43	3,031,170

Total	7,616,209	$117.58	3,422,052
No further grants were allowed under the 2002 Plan after the 2010 Plan became effective.
COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee
Thomas M. Hagerty (Chair)
Joseph W. Farrelly
Hala G. Moddelmog
Steven T. Stull
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of our executive officers currently serve on the compensation committee or Board of Directors of any other company of which any member or proposed member of our compensation committee is an executive officer.

2018 CEO PAY RATIO

As required by item 402(u) of Regulation S-K, the compensation, nominating, and corporate governance committee reviewed a comparison of our CEO’s annual total compensation in fiscal year 2018 to that of all other Company employees for the same period. We identified our median employee by annualizing December 2018 pay for all individuals, excluding our CEO, who were employed by us on December 31, 2018 whether on a full-time, part-time, or seasonal basis, and calculating total employee compensation using the same methodology we use for our named executive officers in the 2018 Summary Compensation Table above. We did not make any cost-of-living adjustments when identifying our median employee. We applied a foreign currency to U.S. dollar exchange rate to the compensation paid in foreign currency.

The annual total compensation for fiscal year 2018 for our CEO was $7,757,388 as noted in the table above, and for our median employee it was approximately $33,330. The resulting ratio of our CEO’s pay to the pay of our median employee for fiscal year 2018 is 233 to 1. This pay ratio is a reasonable estimate calculated in good faith, in a manner consistent with Item 402(u) of Regulation S-K, based on our payroll and employment records and the methodology described above. The Securities and Exchange Commission (“SEC”) rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices.  As such, the pay ratios reported by other companies may not be comparable to the pay ratio set forth above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and procedures with respect to related party transactions
In accordance with the charter of our audit committee and our policy on related party transactions, our audit committee is responsible for reviewing and approving related party transactions. The related party transaction policy applies to transactions, arrangements and relationships where the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, where we are a participant and in which a related person has or will have a direct or indirect material interest. A related person is: (1) any of our directors, nominees for director or executive officers; (2) any immediate family member of a director, nominee for director or executive officer; and (3) any person, and his or her immediate family members, or entity that was a beneficial owner of 5% or more of any of our outstanding equity securities at the time the transaction occurred or existed.
In the course of its review and approval of related party transactions, our audit committee considers the relevant facts and circumstances to decide whether to approve such transactions. Our audit committee will approve only those transactions that it determines are in our best interest. In particular, our policy on related party transactions requires our audit committee to consider, among other factors it deems appropriate:

•	whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and

•	the extent of the related party’s interest in the transaction.
Pursuant to our policy on related party transactions, our audit committee identifies the following categories of transactions as deemed to be preapproved by the audit committee, even if the aggregate amount involved exceeds the $120,000 threshold:

•
our employment of any executive officer or compensation paid by us to any executive officer if our compensation committee approved (or recommended that our Board of Directors approve) such compensation;

•
any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of the Securities and Exchange Commission’s compensation disclosure requirements;

•
any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•
any charitable contribution, grant or endowment made by us to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts;

•	any transaction where the related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis;

•	any transaction involving a related person where the rates or charges involved are determined by competitive bids;

•
any transaction with a related person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•	any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.
In addition, our Code of Business Conduct and Ethics requires that each of our employees and directors inform his or her superior or the chairman of the audit committee, respectively, of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each director and executive officer will complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a director or a related person has a direct or indirect material interest.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Our employees prepare these reports for our directors and executive officers who request it on the basis of information obtained from them and from FLEETCOR’s records. Based on information available to us during fiscal year 2018, and representations made to us by the reporting persons, we believe that all applicable Section 16(a) filing requirements were met, except that, due to administrative error, Mr. Clarke was late in filing for the exercise of stock options on March 29, 2018, June 28, 2018 and September 28, 2018; Messrs. Buckman, Macchia, Farrelly, Hagerty Sloan and Stull; and Ms. Moddelmog were late in filing for the grant of restricted share awards on March 1, 2018; Messrs. Adams, Maxsimic, Netto and Secord were late in filing for the grant of stock option awards on March 1, 2018; and Mr. Johnson was late in filing for a bona fide gift of common stock on February 12, 2018 and the grant of restricted share awards on March 1, 2018.

AUDIT COMMITTEE REPORT
The Audit Committee operates under a written charter adopted by the Board of Directors. It is available on FLEETCOR’s website at investor.fleetcor.com under Corporate Governance, and may be accessed directly at www.fleetcor.com/AuditCommitteeCharter. The charter, which was adopted November 29, 2010, outlines the audit committee’s duties and responsibilities. The audit committee reviews the charter annually.
The Board of Directors reviews annually the New York Stock Exchange listing standards definition of independence for audit committee members to determine that each member of the audit committee meets the standards. The Board has determined that Mr. Macchia is an “audit committee financial expert” as defined by Securities and Exchange Commission rules.
The Board of Directors has the ultimate authority for effective corporate governance, including oversight of the management of FLEETCOR. The audit committee assists the Board in fulfilling its responsibilities by overseeing the accounting and financial reporting processes of FLEETCOR, the audits of FLEETCOR’s consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as FLEETCOR’s independent auditor, and the performance of FLEETCOR’s internal audit function.
The audit committee relies on the expertise and knowledge of management, the internal audit function, and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of FLEETCOR’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of FLEETCOR’s system of internal control. FLEETCOR’s independent auditor, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The independent auditor also is responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.
During 2018, the audit committee fulfilled its duties and responsibilities generally as outlined in the charter. The committee had five meetings during 2018, four of which were regular meetings and one special meeting. In connection with the audit of our consolidated financial statements for the year ended December 31, 2018, the audit committee, among other actions:

•	reviewed and discussed with management and the independent auditor FLEETCOR’s earnings press release and consolidated financial statements, and its annual report on Form 10-K,

•	reviewed with management and the independent auditor, management’s assessment of the effectiveness of our internal control over financial reporting,

•	reviewed with the independent auditor and management, as appropriate, the audit scopes and plans of the independent auditor,

•	inquired about significant risks, reviewed FLEETCOR’s policies for risk assessment and risk management, and assessed the steps management is taking to control these risks, and

•	met in executive session with the independent auditor.
The audit committee has reviewed and discussed with management and the independent auditor FLEETCOR’s audited consolidated financial statements and related footnotes for the fiscal year ended December 31, 2018, and the independent auditor’s report on those financial statements. Management represented to the audit committee that FLEETCOR’s financial statements were prepared in accordance with generally accepted accounting principles. Ernst & Young LLP presented the matters required to be discussed with the audit committee by Public Company Accounting Oversight Board (United States) Audit Standard AU Section 380 Communications with Audit Committees and Rule 2-07 of SEC Regulation S-X. This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of FLEETCOR’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in FLEETCOR’s consolidated financial statements and related footnotes, including the disclosures relating to critical accounting policies.
The Audit Committee recognizes the importance of maintaining the independence of FLEETCOR’s independent auditor, both in fact and appearance. Consistent with its charter, the audit committee, along with the Company management and internal auditors, reviewed Ernst & Young LLP’s performance as part of the audit committee’s consideration of whether to reappoint the firm as our independent auditors. As part of this review, the Audit Committee considered (i) the audit firm’s independence and objectivity, (ii) the firm’s quality of service, (iii) evaluations of the audit firm by our management and internal auditors, (iv) the quality and candor of the audit firm’s communications with the committee and management, (v) the length of time the audit firm has served as our independent auditors (Ernst & Young LLP has audited the Company’s consolidated financial statements annually since it was first appointed in 2002), (vi) the appropriateness of the audit firm’s fees for audit and non-audit services, (vii) the audit firm’s capability and expertise in the financial services field and in handling the breadth and complexity of the company’s worldwide operations, (viii) the audit firm’s approach to auditing the Company, and (ix) the size and reputation of the audit firm. As part of its auditor engagement process, the Audit Committee considers whether to rotate the independent audit firm, and periodically solicits competitive bids for the independent auditor engagement to help ensure the competitiveness of the independent auditor with respect to each of the factors set forth above. The Audit Committee also evaluates the selection of the lead audit partner, including their qualifications and performance. The current lead audit partner was first appointed for the 2014 audit and is required to rotate off after the completion of the 2018 audit. A new lead audit partner was appointed for the 2019 audit after consultation with Ernst & Young LLP concerning several possible candidates and after the lead audit partner had attended and participated in several Audit Committee meetings in 2018. The Audit Committee has established a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the Audit Committee or its delegate. Our pre-approval policy is more fully described in this Proxy Statement under the caption “Fees Billed by Ernst & Young LLP.” The Audit Committee has concluded that provision of the non-audit services described in that section was compatible with maintaining the independence of Ernst & Young LLP. In addition, Ernst & Young LLP has provided the Audit Committee with the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has engaged in dialogue with Ernst & Young LLP about its independence.
Based on the criteria described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in FLEETCOR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC. Also, based on the criteria described above, the Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2019 and believes that the selection of Ernst & Young LLP is in the best interest of the Company and stockholders. The Board is recommending that stockholders ratify this selection at the annual meeting.
Audit Committee
Richard Macchia (Chair)
Mark A. Johnson
Michael Buckman

AUDIT MATTERS
Fees Billed by Ernst & Young LLP
Fees. The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of FLEETCOR’s annual financial statements for the years ended December 31, 2018 and 2017, and fees billed for other services rendered by Ernst & Young LLP during those periods. The change in audit related fees from 2017 to 2018 are primarily from acquisitions, completed during 2017.

(In millions)
Year Ended December 31	2018	2017
Audit Fees	$6,988,000	$6,553,000
Audit Related Fees	560,000	748,000
Tax Fees	746,000	852,000
All Other Fees	82,000	—
Total	$8,376,000	$8,153,000
Audit Fees. These amounts represent fees for professional services for the audit of our annual consolidated financial statements and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the Securities and Exchange Commission, as applicable. Audit Fees also include advice on accounting matters that arose in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require.
Audit Related Fees. Audit related fees consist of assurance and related services that are reasonably related to the performance of the audit or review of FLEETCOR’s consolidated financial statements. This category may include fees related to the performance of audits and attest services not required by statute or regulations, audits of our employee benefit plans, due diligence related to mergers, acquisitions, and investments, additional revenue and license compliance procedures related to performance of the review or audit of FLEETCOR’s financial statements, and accounting consultations about the application of generally accepted accounting principles to proposed transactions.
Tax Fees and All Other Fees. Fees and expenses paid to our principal accountant for (i) tax compliance; (ii) tax planning; and (iii) tax advice. The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Ernst & Young LLP. None of the services related to the fees described above was approved pursuant to the waiver of pre-approval provisions set forth in applicable rules of the Securities and Exchange Commission.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
The Audit Committee has established a policy for pre-approval of audit and permissible non-audit services provided by the independent auditor and is responsible for fee negotiations with the independent auditor. Each year, the Audit Committee approves the terms on which the independent auditor is engaged for the ensuing fiscal year. At least quarterly, the Committee will review and, if appropriate, pre-approve services to be performed by the independent auditor, review a report summarizing fiscal year-to-date services provided by the independent auditor, and review an updated projection of the fiscal year’s estimated fees. The Audit Committee, as permitted by its pre-approval policy, from time to time delegates the approval of certain permitted services or classes of services to a member of the Committee. The Committee will then review the delegate’s approval decisions each quarter. Independent auditor fees are evaluated based on the scope of the proposed work, the overall hours and fees and a reconciliation of overall hours and fees from one year to the next, reasonable and customary fees in the industry, periodic competitive bids, expected increases and decreases based on changes in the Company’s business and other changes such as new acquisitions, expected decrease in hours in the second and subsequent years of ownership of an acquired company, and expected impact of new processes such as new revenue recognition standards.

SOLICITATION OF PROXIES

FleetCor is paying the costs of the solicitation of proxies. We have retained DF King & Co., Inc. to assist in the solicitation of proxies from beneficial owners of shares for the Annual Meeting. We have agreed to pay DF King a fee of approximately $12,500 plus out-of-pocket expenses. You may contact DF King at (888) 548-6498.
Proxies may be solicited by officers, directors, and regular supervisory and executive employees of FLEETCOR, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. FLEETCOR will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, in accordance with NYSE Rule 451 for the expense of forwarding solicitation materials to their principals. FLEETCOR will pay all proxy solicitation costs in accordance with NYSE Rule 451.

VOTING PROCEDURES
Tabulation of Votes. Broadridge Investor Communication Solutions, Inc. will tabulate votes cast by proxy or in person at the meeting. We will report the results in a Form 8-K filed with the SEC within four business days of the Annual Meeting.
Vote Required; Effect of an Abstention and Broker Non-Votes. The shares of a stockholder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum. If you are the beneficial owner of shares held by a broker or other custodian, you may instruct your broker how you would like your shares voted. If you wish to vote the shares you own beneficially at the meeting, you must first request and obtain a “legal proxy” from your broker or other custodian. If you choose not to provide instructions or a legal proxy, your shares are referred to as “uninstructed shares.” Whether your broker or custodian has the discretion to vote these shares on your behalf depends on the ballot item. The following table summarizes the vote threshold required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers.

Proposal Number	Item	Vote Required for Approval	Abstentions	Uninstructed Shares	Board Voting Recommendation
1	Election of Directors	Majority of votes cast	Not counted	Not voted	FOR

2	Ratification of Independent Registered Public Accounting Firm	Majority of votes cast	Not counted	Discretionary vote	FOR

3	Advisory Vote to Approve Executive Compensation	Majority of votes cast	Not counted	Not voted	FOR

4	Amendment to the Company's Charter	Majority of outstanding shares	Counted as vote against	Not voted	FOR

5	Stockholder proposal to clawback policy	Majority of votes cast	Not counted	Not voted	AGAINST

6	Stockholder proposal to adopt a policy that financial performance metrics shall be adjusted to exclude the impact of share repurchases.	Majority of votes cast	Not counted	Not voted	AGAINST
If you sign and return a proxy card or vote your shares via the Internet but do not provide voting instructions, your shares will be voted as listed in the “Board Voting Recommendation” column in the table above.
Where to Find More Proxy Voting Information.

•	The Securities and Exchange Commission's website has a variety of information about the proxy voting process at www.sec.gov/spotlight/proxymatters.shtml.

•	Contact the FLEETCOR Investor Relations department through our website at investor.fleetcor.com or by phone at (770) 417-4697.

•	Contact the broker or bank through which you beneficially own your shares.

Revoking Your Proxy. Stockholders of record may revoke their proxy and change their vote at any time before the polls close at the Annual Meeting by submitting a subsequent proxy (if you received a proxy card) or by using the Internet, by telephone or by mail with a later date; sending written notice of revocation to our Corporate Secretary at FLEETCOR, 5445 Triangle Parkway, Suite 400, Peachtree Corners, GA 30092; or voting in person at the Annual Meeting. If you hold shares through a bank or broker, please refer to your proxy card or other voting information form forwarded by your bank or broker to see how you can revoke your proxy (if you received one) and change your vote.
DATED: Peachtree Corners, Georgia, April 29, 2019

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are FleetCor stockholders will be “householding” FleetCor’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your bank or broker, or direct your written request to FleetCor Technologies, Inc., Attention: Corporate Secretary, 5445 Triangle Parkway, Suite 400, Peachtree Corners, Georgia 30092, HOUSEHOLDING, and FleetCor will deliver a separate copy of the proxy statement upon request. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their bank or broker.

DATED: Peachtree Corners, Georgia, April 29, 2019

APPENDIX A
PROPOSED AMENDMENT TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The following language shows the changes to Article SIXTH of the Amended and Restated Certificate of Incorporation that would result from the proposed amendment to declassify our Board of Directors if Proposal 4 is approved, with deletions indicated by strikethroughs and additions indicated by underlining:

1. Management of Business and Affairs of the Corporation. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Corporation’s Amended and Restated Bylaws, as amended and in effect from time to time (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2. Number of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the Bylaws of the Corporation, but in no event shall the number of directors be less than three. Directors need not be stockholders of the Corporation.

3. Classes of Directors. The Board of Directors, other than those directors who may be elected by the holders of any series of Preferred Stock under specified circumstances, currently consists and shall continue to consist of three classes (Class I, Class II and Class III) until the annual meeting of stockholders held in 2022, and thereafter shall consist of one class.

4. Election of Directors. Elections of directors need not be by written ballot except as and to the extent provided in the Bylaws of the Corporation.

5. Terms of Office. ~~Pursuant to Section 3 of this Article Sixth, Class I directors shall initially serve until the annual meeting of stockholders to be held in 2011; Class II directors shall initially serve until the annual meeting of stockholders to be held in 2012; and Class III directors shall initially serve until the annual meeting of stockholders to be held in 2013. At the time the classification of the Board of Directors into three classes becomes effective, the Board of Directors may assign the directors already in office to such classes.~~ Subject to the rights of holders of any class or series of Preferred Stock, the terms of the members of the Board of Directors shall be as follows: (i) at the annual meeting of stockholders held in 2020, the directors whose terms expire in 2020 shall stand for election to hold office for a term expiring at the annual meeting of stockholders held in 2021; (ii) at the annual meeting of stockholders held in 2021, the directors whose terms expire in 2021 shall stand for election to hold office for a term expiring at the annual meeting of stockholders held in 2022; and (iii) at the annual meeting of stockholders held in 2022 and at each annual meeting of stockholders~~, directors elected to succeed those directors whose terms expire at that meeting shall be elected for a term of office to expire at the third~~ thereafter, each director shall be elected for a term expiring at the next succeeding annual meeting of stockholders ~~after their election. A director shall hold office until the annual meeting of stockholders for the year in which~~ and until such director’s ~~term expires and until his or her~~ successor shall ~~be~~ have been elected and qualified, ~~subject, however to prior~~ or until such director’s earlier death, resignation, retirement, disqualification, or removal from office. No decrease in the number of directors constituting the whole Board of Directors shall shorten the term of an incumbent director.

6. Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors. ~~In~~ Until the annual meeting of stockholders held in 2022, in the event of any increase or decrease in the authorized number of directors (i) each director then serving as such shall nevertheless continue as director of the class of which he or she is a member until the expiration of such director’s current term or his or her prior death, resignation or removal and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, though less than a quorum. Pursuant to Section 3 of this Article Sixth, following the annual meeting of stockholders held in 2022, the Board of Directors shall consist of a single class.

7. Vacancies. Subject to the rights of holders of any class or series of Preferred Stock then outstanding to elect directors under specified circumstances, any vacancy in the Board of Directors and any newly-created directorship, however occurring,

A-1

including a newly-created directorship resulting from an enlargement of the Board of Directors, shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, if applicable. A director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

8. Removal. Subject to the rights of holders of any class or series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office, ~~but only~~ with or without cause (except for any directors who were elected prior to the annual meeting of stockholders held in 2020 or such directors’ successors elected pursuant to Section 7 of this Article Sixth (which directors can only be removed for cause)) and only by the affirmative vote of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

9. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided in the Bylaws of the Corporation.

A-2

APPENDIX B
MANAGEMENT'S USE OF NON-GAAP FINANCIAL MEASURES AND RECONCILIATION OF IMPACT OF ADOPTION OF ASC 606 TO THE CONSOLIDATED STATEMENT OF INCOME

Management’s Use of Non-GAAP Financial Measures
We have included in the discussion above certain financial measures that were not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of the non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors.
Adjusted net income and adjusted net income per diluted share
We have defined the non-GAAP measure adjusted net income as net income as reflected in our statement of income, adjusted to eliminate (a) non-cash stock based compensation expense related to share based compensation awards, (b) amortization of deferred financing costs, discounts and intangible assets, amortization of the premium recognized on the purchase of receivables, and our proportionate share of amortization of intangible assets at our equity method investment, and (c) other non-recurring items, including the impact of the 2017 Tax Act, impairment charges, asset write-offs, restructuring costs, gains due to disposition of assets and a business, loss on extinguishment of debt, legal settlements, and the unauthorized access costs.
We have defined the non-GAAP measure adjusted net income per diluted share as the calculation previously noted divided by the weighted average diluted shares outstanding as reflected in our statement of income.
We use adjusted net income to eliminate the effect of items that we do not consider indicative of our core operating performance. We believe it is useful to exclude non-cash stock based compensation expense from adjusted net income because non-cash equity grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time and stock based compensation expense is not a key measure of our core operating performance. We also believe that amortization expense can vary substantially from company to company and from period to period depending upon their financing and accounting methods, the fair value and average expected life of their acquired intangible assets, their capital structures and the method by which their assets were acquired. Therefore, we have excluded amortization expense from adjusted net income. We also believe one-time non-recurring gains, losses, and impairment charges do not necessarily reflect how our investments and business are performing. We believe that adjusted net income and adjusted net income per diluted share are appropriate supplemental measures of financial performance and may be useful to investors to understanding our operating performance on a consistent basis. Adjusted net income and adjusted net income per diluted share are not intended to be a substitute for GAAP financial measures and should not be used as such.

Set forth below is a reconciliation of adjusted net income and adjusted net income per diluted share to the most directly comparable GAAP measure, net income and net income per diluted share (in thousands, except per share amounts):

	Year Ended December 31,
	2018	2017	2016[2]	2015	2014		2013	2012	2011	2010
Net income	$811,483	$740,200	$452,385	$362,431	$368,707		$284,501	$216,199	$147,335	$107,896
Net income per diluted share	$8.81	$7.91	$4.75	$3.85	$4.24		$3.36	$2.52	$1.76	$1.34
Stock based compensation	69,939	93,297	63,946	90,122	37,649		26,676	19,275	21,743	26,755
Amortization of intangible assets, premium on receivables, deferred financing costs and discounts	227,015	233,280	184,475	180,704	100,186		55,852	37,920	24,720	22,484
Impairment of investment	7,147	44,600	36,065	40,000	—		—	—	—	—
Write-off of fixed assets	8,793	—	—	—	—		—	—	—	—
Net gain on disposition of assets/business	(152,750)	(109,205)	—	—	—		—	—	—	—
Loss on extinguishment of debt	2,098	3,296	—	—	15,764		—	—	2,669	—
Non-recurring loss due to merger of entities	—	2,028	—	—	—		—	—	—	—
Non-recurring net gain at equity method investment	—	—	(10,845)	—	—		—	—	—	—
Legal settlements	5,500	11,000			—		—	—	—	—
Restructuring costs	4,969	1,043	—	—	—		—	—	—	—
Unauthorized access costs	2,065	—	—	—	—		—	—	—	—
Other non-cash adjustments	—	—	—	—	(28,869)	[3]	—	—	—	—
Total pre-tax adjustments	174,777	279,339	273,641	310,826	124,730		82,528	57,195	49,132	49,239
Income tax impact of pre-tax adjustments at the effective tax rate[1]	(39,151)	(93,164)	(66,850)	(80,632)	(45,767)		(24,349)	(17,410)	(14,804)	(14,121)
Impact of tax reform	22,731	(127,466)	—	—	—		—	—	—	—
Adjusted net income	$969,840	$798,909	$659,176	$592,625	$447,670		$342,680	$255,984	$181,663	$143,014
Adjusted net income per diluted share	$10.53	$8.54	$6.92	$6.30	$5.15		$4.05	$2.99	$2.17	$1.77
Diluted shares	92,151	93,594	95,213	94,139	86,982		84,655	85,736	83,654	80,751
______________________
1Excludes the results of our investments on our effective tax rate, as results from our investment are reported within the Consolidated Income Statements on a post-tax basis and no tax-over-book outside basis differences related to our investments reversed during 2017. Excludes the impact of tax reform adjustments during the period included in our effective tax rate. Also excludes the net gain realized upon our disposition of NexTraq, representing a pretax gain of $175.0 million and tax on gain of $65.8 million. The tax on the gain is included in "Net gain on disposition of assets/business".

2 Reflects the impact of the Company's adoption of Accounting Standards Update 2016-09, "Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting", to simplify several aspects of the accounting for share based compensation, including the income tax consequences.

3Other non-cash adjustments are items reflecting adjustments to purchase accounting entries for contingent consideration and tax indemnifications for our 2013 acquisitions of DB and VB in Brazil.

Due to the financial impact of the Company going public in December 2010, the Company evaluates the results for 2010, net of the impact of certain costs incurred and the related impact on diluted shares of the Company’s initial public offering, as if those impacts were fully realized during 2010. Set forth below is a reconciliation of adjusted net income and adjusted net income per diluted share to adjusted net income and adjusted net income per diluted share on a pro forma basis for the year ended December 31, 2010, which reflects the impact of stock-based compensation expense related to share-based compensation awards, public company expenses, changes in the effective tax rate and an increase in diluted shares outstanding, effective during 2011, as if these changes had occurred in 2010.

	Year Ended December 31,
	2010	Changes	(1)	Pro Forma 2010
Income before income taxes	$151,280	$732		$152,012
Provision for income taxes	43,384	2,421		45,805
Net income	$107,896	$(1,689)		$106,207
Net income per diluted share	$1.34			$1.27
Stock based compensation	26,755	(5,012)		21,743
Amortization of intangible assets	17,205	—		17,205
Amortization of premium on receivables	3,263	—		3,263
Amortization of deferred financing costs	2,016	—		2,016
Loss of extinguishment of debt	—	2,669		2,669
Total pre-tax adjustments	49,239	(2,343)		46,896
Income tax impact of pre-tax adjustments at the effective tax rate	(14,121)	(10)		(14,131)
Adjusted net income	$143,014	$(4,042)		$138,972
Adjusted net income per diluted share	$1.77			$1.66
Diluted shares	80,751			83,654
_
_________________
(1) Changes include approximately $2.0 million in incremental cash operating costs for public company expenses, $2.7 million in losses on the extinguishment of debt, $18.0 million of non-cash compensation expenses associated with our stock plan, $23.0 million of non-cash compensation expense associated with our IPO, and a 1.4% increase in our effective tax rate from 28.7% in 2010 to 30.1% in 2011. Additionally, 2011 reflects an increase of 2.9 million diluted shares outstanding, from 80.8 million at December, 31 2010 to 83.7 million at December 31, 2011.

Reconciliation of Impact of Adoption of ASC 606 to the Consolidated Statement of Income

Effective January 1, 2018, the Company adopted ASC 606 using the modified retrospective method, for contracts that were not completed as of the date of initial application, resulting in a cumulative effect adjustment to retained earnings on January 1, 2018. For contracts that were modified before January 1, 2018, the Company has not retrospectively restated contracts for those modifications but instead reflected the aggregate effect of these modifications when identifying the satisfied and unsatisfied performance obligations, as allowed within the transition practical expedients. The reconciliation of the impact of adoption of ASC 606 to the Company's revenue, operating expenses, income from continuing operations after taxes, net income and basic and diluted earnings per share (EPS) for the year ended December 31, 2018 was as follows:

	For the Year Ended December 31
	2018 As Reported[1]	Impact of ASC 606	2018 Prior to Adoption
Revenues, net	$2,433,492	$111,957	$2,545,449
Expenses:
Merchant commissions	—	126,849	126,849
Processing	487,695	(12,963)	474,732
Selling	182,593	5,319	187,912
General and administrative	389,172	—	389,172
Depreciation and amortization	274,609	—	274,609
Other operating, net	8,725	—	8,725
Operating income	1,090,698	(7,248)	1,083,450
Total other income	(4,427)	—	(4,427)
Income before income taxes	1,095,125	(7,248)	1,087,877
Provision for income taxes	283,642	(2,043)	281,599
Net income	$811,483	$(5,205)	$806,278
Basic earnings per share	$9.14		$9.08
Diluted earnings per share	$8.81		$8.75

[1]Reflects the impact of the Company's adoption of ASC 606 and related cost capitalization guidance, which was adopted by the Company on January 1, 2018 using the modified retrospective transition method. The adoption of ASC 606 resulted in an adjustment to retained earnings in our consolidated balance sheet for the cumulative effect of applying the standard, which included costs incurred to obtain a contract, as well as presentation changes in our statements of income, including the classification of certain amounts previously classified as merchant commissions and processing expense net with revenues. As a result of the application of the modified retrospective transition method, the Company's prior period results within its Form 10-K and quarterly reports on Form 10-Q will not be restated to reflect ASC 606.

FLEETCOR TECHNOLOGIES INC.
(FLT)ATTN: Alissa Vickery
5445 TRIANGLE PARKWAY, STE 400
PEACHTREE CORNERS, GA 30092

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time the day before the cut-off date or meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

CONTROL # → 0000000000000000

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends a vote FOR the election of each of the three NOMINEES for Director in Proposal 1.

1. Elect three Class III Directors nominated by the Board of Directors for a three-year term:

Nominees

	For	Against	Abstain
01) Ronald F. Clarke	☐	☐	☐
02) Joseph W. Farrelly	☐	☐	☐
03) Richard Macchia	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, and 4.

	For	Against	Abstain
2. Ratify the selection of Ernst & Young LLP as FLEETCOR's independent auditor for 2019	☐	☐	☐
3. Advisory vote to approve named executive officer compensation	☐	☐	☐
4. Approve an amendment to the Company's Amended and Restated Certificate of Incorporation to declassify the Board of Directors	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposals 5, and 6.

	For	Against	Abstain
5. Stockholder proposal to adopt a clawback policy	☐	☐	☐
6. Stockholder proposal to exclude the impact of share repurchases when determining incentive grants and awards	☐	☐	☐

NOTE: This proxy will be voted as directed. If no direction is indicated, this proxy will be voted FOR the election of each of the three NOMINEES for Director in proposal 1 FOR Proposals 2, 3 and 4, and AGAINST Proposal 5 and 6.

Please vote, sign and date this proxy and promptly return it in the enclosed envelope whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may revoke the proxy and vote these shares in person.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000418867_1 R1.0.1.18

1

ANNUAL MEETING OF STOCKHOLDERS OF FLEETCOR TECHNOLOGIES, INC.
June 12, 2019
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Annual Meeting and Proxy Statement and Annual Report on Form 10-K are available at investor.fleetcor.com
Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement are available at www.proxyvote.com

FLEETCOR TECHNOLOGIES INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
June 12, 2019

The undersigned hereby appoints Ronald F. Clarke and Eric R. Dey, and each of them, proxies with full power of substitution for and in the name of the undersigned, to vote all shares of stock of FLEETCOR TECHNOLOGIES, INC., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held Wednesday, June 12, 2019, 10:00 a.m. EDT, and at any adjournments or postponements thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement dated April 29, 2019, and upon any other business that may properly come before the meeting or any postponements or adjournments thereof. The proxies are directed to vote or refrain from voting pursuant to the Proxy Statement as follows and otherwise in their discretion upon all matters that may properly come before the meeting or any postponement or adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000418867_2 R1.0.1.18

(Continued and to be signed on reverse side)

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